Filed Pursuant to Rule 424(b)(5)

Registration File No. 333-182942

The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 31, 2012

Preliminary prospectus supplement

(To Prospectus dated July 31, 2012)

Standard Pacific Corp.

$150,000,000         % Convertible Senior Notes due 2032

We are offering $150,000,000 of our         % Convertible Senior Notes due 2032 (the “notes”). The notes will bear interest at a rate of         % per year, payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2013. The notes will mature on August 1, 2032, unless earlier converted, redeemed or repurchased.

At any time until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes into shares of our common stock as described under “Description of notes—Conversion Rights,” at an initial conversion rate of              shares of our common stock per $1,000 principal amount of notes (which is equal to an initial conversion price of approximately $             per share), subject to adjustment. If certain corporate events occur on or prior to August 5, 2017, we will increase the conversion rate by a number of additional shares of common stock.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all our existing and future unsecured, unsubordinated indebtedness and senior in right of payment to any of our existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will be structurally subordinated to all existing and future obligations (including trade payables) of our subsidiaries that are not guarantors of the notes, and to our secured indebtedness to the extent of the value of the assets securing such indebtedness.

We may not redeem the notes prior to August 5, 2017. On or after August 5, 2017 and prior to the maturity date, we may redeem for cash all or part of the notes at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued but unpaid interest (including additional interest, if any) to, but excluding, the redemption date.

On each of August 1, 2017, August 1, 2022 and August 1, 2027, holders may require us to purchase all or any portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued but unpaid interest (including additional interest, if any) to, but excluding, the repurchase date. If we undergo a fundamental change (as that term is defined in this prospectus supplement under “Description of notes—Repurchase of Notes by Standard Pacific Corp. at Option of Holder upon a Fundamental Change”), holders may, with certain exceptions, require us to repurchase any or all of their notes for cash at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued but unpaid interest (including additional interest, if any) to, but excluding, the repurchase date.

For a more complete description of the terms of the notes, see the “Description of notes” section of this prospectus supplement. The notes are a new issue of securities and there currently is no established trading market for the notes. We do not intend to apply to list the notes on any securities exchange or to include them in any automated quotation system. It is possible that no active trading market for the notes will develop, or that if it develops, it will not be maintained. Our common stock is listed on the New York Stock Exchange under the symbol “SPF”. The last reported sale price of our common stock on July 30, 2012 was $6.25 per share.

Investing in our common stock involves risks. See “Risk factors” beginning on page S-12 of this prospectus supplement.

We have granted the underwriters a 13-day option to purchase up to an additional $22,500,000 principal amount of the notes solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Price of notes:         % plus accrued interest, if any, from the issue date.

We expect to deliver the notes to investors through the book-entry facilities of The Depository Trust Company on or about August         , 2012.

Joint book-running managers

J.P. Morgan	Citi	Credit Suisse	BofA Merrill Lynch

The date of this prospectus supplement is                     , 2012.

You should rely only upon the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to give any information or make any representation about us that is different from or in addition to, that contained in this prospectus supplement and the accompanying prospectus or in any of the materials that we have incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Incorporation of certain documents by reference.” Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus supplement and the accompanying prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus supplement and the accompanying prospectus does not extend to you. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date on the front cover of this prospectus supplement or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

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About this prospectus supplement

Unless otherwise noted, or the context otherwise requires, the terms the “Company,” “we,” “us” and “our” refer collectively to Standard Pacific Corp. and its subsidiaries. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information incorporated by reference under “Incorporation of certain documents by reference.”

This prospectus supplement summarizes the specific terms of the securities being offered and supplements the general descriptions set forth in the attached prospectus. This prospectus supplement may also update or supersede information in the attached prospectus. In the case of inconsistencies, this prospectus supplement will apply.

Where you can find more information

Standard Pacific Corp. files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Room of the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like Standard Pacific Corp., who file electronically with the SEC. The address of that web site is www.sec.gov. Unless specifically listed under “Incorporation of certain documents by reference” below, the information contained on the SEC website is not incorporated by reference in this prospectus supplement and you should not consider that information a part of this prospectus supplement.

In addition, Standard Pacific Corp.’s common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

•	our Current Reports on Form 8-K filed March 2, 2012, March 14, 2012, May 10, 2012 and May 11, 2012;

•	our definitive Proxy Statement, in connection with our 2012 Annual Meeting of Stockholders filed March 28, 2012;

•

the description of our common stock contained in our Registration Statement on Form 8-B (File No. 1-10959), filed December 17, 1991, and any amendments or reports filed for the purpose of updating that description; and

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•

the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A (File No. 1-10959), filed December 28, 2001, and any amendments or reports filed for the purpose of updating that description.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the sale of all securities registered hereunder or termination of the registration statement of which this prospectus supplement is a part. Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

John P. Babel, Secretary

Standard Pacific Corp.

15360 Barranca Parkway

Irvine, California 92618

Telephone: (949) 789-1600

Statements contained in this prospectus supplement as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

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Forward-looking statements

This prospectus supplement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. In addition, other statements we may make from time to time, such as press releases, oral statements made by Company officials and other reports we file with the SEC, may also contain such forward-looking statements. These statements, which represent our expectations or beliefs regarding future events, may include, but are not limited to, statements regarding:

•	our strategy;

•	the potential for additional impairments and further deposit write-offs;

•	the impact of future market rate risks on our financial assets and borrowings;

•	trends relating to the amount of make-whole payments and loan repurchases that we may have to make;

•	the sufficiency of our warranty and other reserves;

•	our expected equity award forfeiture rates;

•	our belief that our current restructuring activities are substantially complete;

•	housing market conditions and trends in new home deliveries, orders, backlog, home pricing, leverage and gross margins;

•	the sufficiency of our liquidity and our ability to access additional capital;

•	litigation outcomes and related costs;

•	plans to purchase our notes prior to maturity and to engage in debt exchange transactions;

•	changes to our unrecognized tax benefits and uncertain tax positions;

•	the timing of the amortization of equity award unrecognized compensation expense;

•	seasonal trends relating to our leverage levels;

•	plans with respect to letter of credit facilities;

•	remaining cost to complete under surety bond arrangements;

•	our ability to realize the value of our deferred tax assets and the timing relating thereto; and

•	the impact of recent accounting standards.

Forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors—many of which are out of our control and difficult to forecast—that may cause actual results to differ materially from those that may be described or implied. Such factors include, but are not limited to, the following:

•	adverse developments in general and local economic conditions that affect the demand for homes;

•	the impact of downturns in homebuyer demand on revenues, margins and impairments;

•	the market value and availability of land;

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•	our dependence on the California market and, to a lesser extent, the Florida market;

•	the willingness of customers to purchase homes at times when mortgage-financing costs are high or when credit is difficult to obtain;

•	competition with other homebuilders as well as competition from the sellers of existing homes, short-sale homes and foreclosed homes;

•	the risk of our longer term acquisition strategy;

•	our ability to obtain suitable bonding for development of our communities;

•	the cost and availability of labor and materials;

•	adverse weather conditions and natural disasters;

•	litigation and warranty claims;

•	our reliance on subcontractors and the adverse impact of their ability to properly construct our homes;

•

risks relating to our mortgage financing activities, including our obligation to repurchase loans we previously sold in the secondary market and exposure to regulatory investigations or lawsuits claiming improper lending practices;

•	our dependence on key employees;

•	risks relating to acquisitions, including integration risks;

•	our failure to maintain the security of our electronic and other confidential information;

•	government regulation, including environmental, building, climate change, worker health, safety, zoning and land use regulation;

•	the impact of “slow growth,” “no growth” or similar initiatives;

•	increased regulation of the mortgage industry;

•	changes to tax laws that make homeownership more expensive;

•	the amount of, and our ability to repay, renew or extend, our outstanding debt;

•	our ability to obtain additional capital when needed and at an acceptable cost;

•	the impact of restrictive covenants in our credit agreements, public and private notes and our ability to comply with these covenants, including our ability to incur additional indebtedness;

•

risks relating to our unconsolidated joint ventures, including our ability and the ability of our partners to contribute funds to our joint ventures when needed or contractually agreed to, entitlement and development risks for the land owned by our joint ventures, the availability of financing to the joint ventures, our completion obligations to the joint ventures, the illiquidity of our joint venture investments, partner disputes, and risks relating to our determinations concerning the consolidation or non-consolidation of our joint venture investments;

•	the influence of our principal stockholder;

•	our inability to realize the benefit of our net deferred tax asset; and

•	other risks discussed in this prospectus supplement and our other filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2011.

Except as required by law, we assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this prospectus supplement. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

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Summary

The following summary highlights selected information about us and the offering and does not contain all the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus in its entirety, including the information set forth under “Risk factors,” and the documents incorporated by reference in this prospectus supplement. In addition, certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement are forward-looking statements, which involve risks and uncertainties. See “Forward-looking statements.” Unless the context otherwise requires, all information in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option to purchase additional notes.

The Company

We are a geographically diversified builder of single-family attached and detached homes. We construct homes within a wide range of price and size targeting a broad range of homebuyers, with an emphasis on move-up buyers. We have operations in major metropolitan markets in California, Florida, Texas, the Carolinas, Arizona and Colorado and we have built more than 115,000 homes during our 47-year history.

For the six months ended June 30, 2012, the percentages of our home deliveries by state and product mix (including deliveries by unconsolidated joint ventures) were as follows:

State	Percentage of deliveries
California	37%
Florida	18
Texas	18
Carolinas	16
Arizona	7
Colorado	3
Nevada	1

Total	100%

Product mix	Percentage of deliveries
Move-up/Luxury	73%
Entry-level	27

Total	100%

In addition to our core homebuilding operations, we also have a mortgage banking subsidiary that originates loans for our homebuyers that are generally sold in the secondary mortgage market and a title services subsidiary that acts as a title insurance agent performing title examination services for our Texas homebuyers.

Recent developments

Second quarter financial results

On July 27, 2012, we filed our Quarterly Report on Form 10-Q reporting our operating results for the three months and six months ended June 30, 2012. For the 2012 second quarter, we earned $14.3 million, or $0.04 per diluted share, compared to a net loss of $10.5 million, or $0.03 per diluted share, for the second quarter of 2011. Homebuilding revenues for the 2012 second quarter increased 35% from $204.3 million for the 2011 second quarter to $274.9 million, and gross margin from home sales for the 2012 second quarter increased to 20.5%, compared to 17.0% (20.0% excluding $6.0 million of inventory impairment charges, please see the “Reconciliation of non-GAAP adjusted home sales gross margin” in the “Summary consolidated financial information and operating data” regarding this non-GAAP measure) in the prior year period.

For the six months ended June 30, 2010, we earned $22.8 million, or $0.06 per diluted share, compared to a net loss of $25.3 million, or $0.07 per diluted share, for the first half of 2011. Homebuilding revenues for the first half of 2012 increased 43% from $348.0 million for the first half of 2011 to $498.6 million, and gross margin from home sales for the first half of 2012 increased to 20.4%, compared to 18.4% in the prior year period.

Concurrent common stock offering

Concurrently with this offering of notes, under a separate prospectus supplement, we are offering up to 12,500,000 shares of our common stock (14,375,000 shares if the option to purchase 1,875,000 additional shares granted to the underwriters, solely to cover over-allotments, is exercised in full) in an underwritten public offering, which we refer to as the common stock offering. Unless the context otherwise requires, all information in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option to purchase such additional shares. Neither this offering nor the common stock offering is contingent on the completion of the other. The foregoing description and other information regarding the common stock offering is included herein solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any shares in the common stock offering.

Corporate information

Our principal executive offices are located at 15360 Barranca Parkway, Irvine, California 92618, and our telephone number is (949) 789-1600.

The Offering

The following summary contains basic information about this offering and the notes and related guarantees. It may not contain all the information that it is important to you. For a more complete understanding of the notes and related guarantees, please refer to the section of this prospectus supplement entitled “Description of notes” and the accompanying prospectus entitled “Description of securities.”

Issuer	Standard Pacific Corp.

Notes offered	$150.0 million aggregate principal amount of % convertible senior notes due 2032, plus up to an additional $22.5 million aggregate principal amount if the underwriters exercise their option to purchase additional notes solely to cover over-allotments, if any. Each note will be issued at % of the principal amount plus accrued interest, if any, from August , 2012. The principal amount per note is $1,000.

Maturity date	August 1, 2032, unless earlier redeemed, repurchased or converted.

Fixed interest and payment dates	% per year, payable semi-annually in arrears in cash on February 1 and August 1 of each year, beginning February 1, 2013, to holders of record at the close of business on the January 15 or July 15, as the case may be, immediately preceding each interest payment date. The first interest payment date will include interest from August , 2012, the date of the original issuance.

Redemption at our option	Prior to August 5, 2017, the notes will not be redeemable at our option. At any time on or after August 5, 2017 and prior to the maturity date, we may redeem for cash all or part of the notes. The redemption price will equal 100% of the principal amount of the notes being redeemed, plus accrued but unpaid interest (including additional interest, if any) to, but excluding, the redemption date.

We will give notice of redemption not less than 30 nor more than 60 calendar days before the redemption date by mail to the trustee, the paying agent and each holder of notes.

Repurchase of notes at option of holder	Holders may require us to purchase all or any portion of their notes for cash on each of August 1, 2017, August 1, 2022 and August 1, 2027 (each, a “repurchase date”). The repurchase price will equal 100% of the principal amount of the notes to be repurchased, plus accrued but unpaid interest (including additional interest, if any) to, but excluding, the relevant repurchase date.

Fundamental change	If a fundamental change (as defined under “Description of notes—Repurchase of Notes by Standard Pacific Corp. at Option of Holder upon a Fundamental Change”) occurs prior to maturity of the notes, each holder will have the right, subject to certain conditions, to require us to repurchase for cash all or any portion of its notes at a repurchase price equal to 100% of the aggregate principal amount of the notes being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the repurchase date.

Conversion rights	Until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may at any time convert their notes, in multiples of $1,000 principal amount, into shares of our common stock.

The initial conversion rate for the notes is shares of our common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $ per share of our common stock.

Upon surrender of notes for conversion, we will deliver shares of our common stock in satisfaction of our conversion obligation, as described under “Description of notes—Conversion Procedures—Issuance of Shares upon Conversion.”

Holders will not receive any cash payment or additional shares with regard to accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest and additional interest, if any, will be deemed paid by the shares of our common stock we deliver to holders upon conversion.

If a holder elects to convert its notes in connection with a “make-whole fundamental change” (as defined under “Description of notes—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change”) that occurs on or prior to August 5, 2017, we will increase the conversion rate by a number of additional shares of our common stock as described under “Description of notes—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change.”

Ranking	The notes will be our unsecured unsubordinated obligations and will rank equally in right of payment with all our existing and future unsecured, unsubordinated indebtedness, including borrowings under our revolving credit facility and our outstanding senior notes, and senior in right of payment to any of our existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will be structurally subordinated to all existing and future obligations (including trade payables) of our subsidiaries that are not guarantors of the notes, and to our secured indebtedness to the extent of the value of the assets securing such indebtedness.

The guarantee of each subsidiary guarantor will be an unsecured unsubordinated obligation of such subsidiary guarantor and will rank equally in right of payment with all its existing and future unsecured, unsubordinated indebtedness, including any guarantee of our borrowings under our revolving credit facility and our outstanding senior notes, and senior in right of payment to any existing and future indebtedness of such subsidiary guarantor that is expressly subordinated in right of payment to the guarantee of such subsidiary guarantor. The guarantee of each subsidiary guarantor will be structurally subordinated to all existing and future obligations (including trade payables) of any subsidiaries of such subsidiary guarantor that are not themselves subsidiary guarantors, and to the secured indebtedness of such subsidiary guarantor to the extent of the value of the assets securing such indebtedness.

As of June 30, 2012, the principal amount of our homebuilding debt outstanding was $1,334.3 million (excluding indebtedness relating to our mortgage banking operation and letter of credit facilities of our Unrestricted Subsidiaries, as defined under “Description of notes—Certain Definitions”), including $4.9 million of secured indebtedness. Assuming we had consummated this offering as of such date, the principal amount of our homebuilding debt would have been approximately $1,484.3 million (including the notes, but excluding indebtedness relating to our mortgage banking operation and letter of credit facilities of our Unrestricted Subsidiaries, as defined under “Description of notes—Certain Definitions”), $4.9 million of which would be secured and effectively senior to the notes and $39.6 million of which would be subordinated to the notes.

See “Description of notes—Ranking.”

Subsidiary Guarantees	The notes initially will be guaranteed by all of our existing subsidiaries (other than certain inactive subsidiaries) that guarantee our existing debt securities. If any of our restricted subsidiaries guarantees other specified debt in the future, it will be required to provide a guarantee of the notes. As described under “Description of notes—Subsidiary Guarantees,” a guarantee of the notes can be released without the consent of the holders of the notes in certain circumstances, including if the guarantor ceases to guarantee other specified debt of the Company. See “Description of notes—Subsidiary Guarantees.”

Failure to comply with reporting obligations	Should an event of default occur as a result of our failure to comply with the reporting obligations in the indenture as described under “Description of notes—Reporting,” your only remedy for 180 days after the occurrence of such an event of default will be the right to receive additional interest on your notes at a rate equal to 0.25% of the principal amount of the notes per annum for each day during the first 90 days after the occurrence of such an event of default, and 0.50% of the principal amount of the notes per annum for each day from the 91st day until the 180th day following the occurrence of such an event of default. See “Description of notes—Events of Default; Notice and Waiver.”

Sinking fund	None.

DTC eligibility	The notes will be issued in fully registered book-entry form and will be represented by permanent global notes. The global notes will be deposited with a custodian for and registered in the name of a nominee of DTC. Beneficial interests in global notes will be shown on, and transfers of notes will be effected only through, records maintained by DTC and its direct and indirect participants, and an interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See “Description of notes—Book-Entry, Delivery and Settlement.”

Form and denomination	The notes will be issued in minimum denominations of $1,000 and any integral multiple of $1,000.

Trading	We do not intend to apply for the listing of the notes on any securities exchange or to arrange for the quotation of the notes on any interdealer quotation system. The notes will be new securities for which there is currently no public market.

Governing law	The notes and the indenture will be governed by New York.

Use of proceeds	We expect to receive net proceeds of approximately $145 million from the sale of the notes (or approximately $167 million if the underwriters exercise in full their over-allotment option) after deducting the underwriter discounts and expenses of the offering. We will use the net proceeds for general corporate purposes. See “Use of proceeds.”

Concurrent common stock offering	Concurrently with this offering of notes, under a separate prospectus supplement, we are offering up to 12,500,000 shares of our common stock (14,375,000 shares if the over-allotment option is exercised in full) in an underwritten public offering, which we refer to as the common stock offering. Neither this offering nor the common stock offering is contingent on the completion of the other. For more information, See “—Concurrent common stock offering.”

New York Stock Exchange symbol for our common stock	Our common stock is listed on the New York Stock Exchange under the symbol “SPF.”

Certain U.S. federal income tax considerations	For a description of certain U.S. federal income tax considerations, see “Certain U.S. federal income tax considerations.”

Risk factors	Investing in our securities involves risks. See “Risk factors” and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Summary consolidated financial information and operating data

The following summary consolidated financial information as of and for the three years in the period ended December 31, 2011 is derived from our audited consolidated financial statements. The summary consolidated financial information as of and for the six months ended June 30, 2012 and 2011 is derived from our unaudited condensed consolidated financial statements. Operating results for the six months ended June 30, 2012 are not necessarily indicative of results that may be expected for the full fiscal year. The following data should be read in conjunction with the consolidated financial statements, related notes and other financial information included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, each of which is incorporated herein by reference. See “Where you can find more information.”

	Six months ended June 30,		Year ended December 31,
(Dollars in thousands, except per share amounts)	2012	2011	2011	2010	2009
Income Statement Data
Homebuilding:
Home sale revenues	$495,189	$347,935	$882,094	$908,562	$1,060,502
Land sale revenues	3,385	109	899	3,856	105,895

Total revenues	498,574	348,044	882,993	912,418	1,166,397

Cost of home sales	(394,181)	(283,745)	(719,893)	(707,006)	(907,058)
Cost of land sales	(3,366)	(114)	(903)	(3,568)	(117,517)

Total cost of sales	(397,547)	(283,859)	(720,796)	(710,574)	(1,024,575)

Gross margin	101,027	64,185	162,197	201,844	141,822

Gross margin percentage	20.3%	18.4%	18.4%	22.1%	12.2%

Selling, general and administrative expenses	(79,644)	(70,704)	(154,375)	(150,542)	(191,488)
Income (loss) from unconsolidated joint ventures	(2,668)	(636)	207	1,166	(4,717)
Interest expense	(4,147)	(17,959)	(25,168)	(40,174)	(47,458)
Gain (loss) on early extinguishment of debt	—	—	—	(30,028)	(6,931)
Other income (expense)	4,591	1,269	(1,017)	3,733	(2,296)

Homebuilding pretax income (loss)	19,159	(23,845)	(18,156)	(14,001)	(111,068)

Financial Services:
Revenues	9,031	3,595	10,907	12,456	13,145
Expenses	(5,175)	(4,847)	(9,401)	(10,878)	(11,817)
Income from unconsolidated joint ventures	—	—	—	—	119
Other income	147	56	177	142	139

Financial services pretax income (loss)	4,003	(1,196)	1,683	1,720	1,586

Income (loss) from continuing operations before income taxes	23,162	(25,041)	(16,473)	(12,281)	(109,482)
(Provision) benefit for income taxes	(376)	(275)	56	557	96,265

Income (loss) from continuing operations	22,786	(25,316)	(16,417)	(11,724)	(13,217)
Loss from discontinued operations, net of income taxes	—	—	—	—	(569)

Net income (loss)	22,786	(25,316)	(16,417)	(11,724)	(13,786)
Less: Net (income) loss allocated to preferred shareholder	(9,807)	10,968	7,101	6,849	8,371
Less: Net (income) loss allocated to unvested restricted stock	(12)	—	—	—	—

Net income (loss) available to common stockholders	$12,967	$(14,348)	$(9,316)	$(4,875)	$(5,415)

Basic Income (Loss) Per Common Share:
Continuing operations	$0.07	$(0.07)	$(0.05)	$(0.05)	$(0.06)
Discontinued operations	—	—	—	—	—

Basic income (loss) per common share	$0.07	$(0.07)	$(0.05)	$(0.05)	$(0.06)

Diluted Income (Loss) Per Common Share:
Continuing operations	$0.06	$(0.07)	$(0.05)	$(0.05)	$(0.06)
Discontinued operations	—	—	—	—	—

Diluted income (loss) per common share	$0.06	$(0.07)	$(0.05)	$(0.05)	$(0.06)

Weighted Average Common Shares Outstanding:
Basic	195,427,992	193,369,182	193,909,714	105,202,857	95,623,851
Diluted	200,564,039	193,369,182	193,909,714	105,202,857	95,623,851
Weighted Average Additional Common Shares Outstanding if Preferred Shares Converted to Common Shares:	147,812,786	147,812,786	147,812,786	147,812,786	147,812,786
Total Weighted Average Diluted Common Shares Outstanding if Preferred Shares Converted to Common Shares	348,376,825	341,181,968	341,722,500	253,015,643	243,436,637

	Six months ended June 30,		Year ended December 31,
	2012	2011	2011	2010	2009
Selected Operating Data
New homes delivered:
California	541	401	975	1,102	1,344

Arizona	110	78	169	196	303
Texas(1)	261	172	420	368	419
Colorado	47	44	97	115	147
Nevada	9	10	15	22	15

Total Southwest	427	304	701	701	884

Florida	260	173	446	446	797
Carolinas	229	171	406	397	440

Total Southeast	489	344	852	843	1,237

Consolidated total	1,457	1,049	2,528	2,646	3.465
Unconsolidated joint ventures(2)	14	14	35	54	112
Discontinued operations (including joint ventures)	—	—	—	—	4

Total (including joint ventures)(2)	1,471	1,063	2,563	2,700	3,581

Average selling prices of homes delivered (Dollars in thousands):
California	$479	$480	$519	$495	$434

Arizona	207	209	202	202	211
Texas(1)	299	297	292	294	282
Colorado	377	309	308	295	305
Nevada	192	195	190	201	225

Total Southwest	282	272	271	266	260

Florida	237	198	208	193	190
Carolinas	236	223	231	230	218

Total Southeast	237	211	219	210	200

Consolidated total	340	332	349	343	306
Unconsolidated joint ventures(2)	436	459	396	465	517
Discontinued operations (including joint ventures)	—	—	—	—	201

Total (including joint ventures)(2)	$341	$333	$350	$346	$313

Net new orders(3):
California	752	545	1,030	974	1,358

Arizona	176	79	190	185	274
Texas(1)	292	259	470	358	398
Colorado	68	51	100	91	123
Nevada	6	3	10	30	11

Total Southwest	542	392	770	664	806

Florida	394	257	541	435	728
Carolinas	354	222	454	388	451

Total Southeast	748	479	995	823	1,179

Consolidated total	2,042	1,416	2,795	2,461	3,343

Unconsolidated joint ventures(2)	24	16	33	50	174
Discontinued operations	—	—	—	—	3

Total (including joint ventures)(2)	2,066	1,432	2,828	2,511	3,520

Average number of selling communities(4):
California	52	49	49	46	50

Arizona	8	9	9	9	8
Texas	20	21	21	17	19
Colorado	6	5	5	5	6
Nevada	—	1	1	1	2

Total Southwest	34	36	36	32	35

Florida	36	34	37	26	31
Carolinas	35	27	30	26	24

Total Southeast	71	61	67	52	55

Consolidated total	157	146	152	130	140
Unconsolidated joint ventures(2)	3	3	3	3	7

Total (including joint ventures)(2)	160	149	155	133	147

	At June 30,				At December 31,
	2012		2011		2011		2010		2009
	Homes	Dollar value	Homes	Dollar value	Homes	Dollar value	Homes	Dollar value	Homes	Dollar value
Backlog (Dollars in thousands)(5):
California	385	$191,654	263	$157,217	174	$91,051	119	$60,440	247	$117,536

Arizona	123	25,648	37	7,710	57	11,598	36	7,988	47	9,686
Texas	180	62,773	186	54,024	149	46,307	99	30,456	109	33,708
Colorado	54	21,317	37	12,117	33	12,904	30	9,313	54	15,587
Nevada	—	—	1	203	3	638	8	1,628	—	—

Total Southwest	357	109,738	261	74,054	242	71,447	173	49,385	210	58,981

Florida	296	76,986	151	35,025	162	42,360	67	14,225	78	15,033
Carolinas	228	61,316	106	27,508	103	27,725	55	13,373	64	16,337

Total Southeast	524	138,302	257	62,533	265	70,085	122	27,598	142	31,370

Consolidated total	1,266	439,694	781	293,804	681	232,583	414	137,423	599	207,887
Unconsolidated joint ventures(2)	13	5,997	7	2,558	3	1,240	5	2,109	9	4,601

Total (including joint ventures)(2)	1,279	$445,691	788	$296,362	684	$233,823	419	$139,532	608	$212,488

	Six months ended June 30,		Year ended December 31,
(Dollars in thousands)	2012	2011	2011	2010	2009
Other Data
Net cash provided by (used in) operating activities	$(98,718)	$(232,113)	$(322,613)	$(80,958)	$419,830
Net cash provided by (used in) investing activities	$(7,891)	$(9,524)	$(8,313)	$(33,455)	$(27,301)
Net cash provided by (used in) financing activities	$(5,031)	$(6,059)	$10,077	$250,225	$(422,815)
Adjusted Homebuilding EBITDA(6)	$73,578	$34,696	$105,855	$131,576	$116,252
Homebuilding interest incurred(7)	$70,620	$70,207	$140,905	$110,358	$107,976

	At June 30,		At December 31,
(Dollars in thousands, except per share amounts)	2012	2011	2011	2010	2009
Selected Balance Sheet Data and Other Financial Data:
Homebuilding cash (including restricted cash)	$317,242	$507,207	$438,157	$748,754	$602,222
Inventories owned(1)	$1,605,138	$1,382,744	$1,477,239	$1,181,697	$986,322
Total assets	$2,242,321	$2,158,646	$2,200,383	$2,133,123	$1,861,011
Homebuilding debt(8)	$1,319,682	$1,322,564	$1,324,948	$1,320,254	$1,158,626
Financial services debt	$44,427	$34,873	$46,808	$30,344	$40,995
Stockholders’ equity	$656,624	$607,269	$623,754	$621,862	$435,798
Stockholders’ equity per common share(9)	$3.35	$3.13	$3.20	$3.23	$4.30
Pro forma stockholders’ equity per common share(10)	$1.91	$1.78	$1.82	$1.83	$1.75
Cash dividends declared per common share	$—	$—	$—	$—	$—

	Six months ended June 30,		Year ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges
Ratio of earnings to fixed charges (11)(12)	1.0x	—	—	—	—	—	—

(1)	Excludes our San Antonio division, which was classified as discontinued operations in 2009.
(2)	Numbers presented regarding unconsolidated joint ventures reflect total deliveries, average selling prices, net new orders, average selling communities and backlog of such joint ventures. Our ownership interests in these joint ventures vary but are generally less than or equal to 50%.
(3)	Net new orders are new orders for the purchase of homes during the period, less cancellations during such period of existing contracts for the purchase of homes (which includes cancellations in beginning backlog and related to orders generated during such period).

(4)	Refers to the average number of our community developments from which homes were sold during the periods presented.
(5)	Backlog represents orders for the purchase of homes which have not been delivered to the homebuyer as of the period end date.
(6)	Adjusted Homebuilding EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) homebuilding interest expense, (c) expensing of previously capitalized interest included in cost of sales, (d) impairment charges and deposit write-offs, (e) gain (loss) on early extinguishment of debt, (f) homebuilding depreciation and amortization, (g) amortization of stock-based compensation, (h) income (loss) from unconsolidated joint ventures and (i) income (loss) from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to management and investors as one measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is a non-GAAP financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to cash flows from operations or any other liquidity performance measure prescribed by GAAP.
The table set forth below reconciles net cash provided by (used in) operating activities, calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA.

	Six months ended June 30,		Year ended December 31,
(Dollars in thousands)	2012	2011	2011	2010	2009
Net cash provided by (used in) operating activities	$(98,718)	$(232,113)	$(322,613)	$(80,958)	$419,830
Add:
Provision for (benefit from) income taxes	376	275	(56)	(557)	(96,563)
Homebuilding interest amortized to cost of sales and interest expense	47,187	45,085	94,804	100,739	134,293
Excess tax benefits from share-based payment arrangements	—	—	—	27	297
Less:
Income (loss) from financial services subsidiary	3,856	(1,252)	1,506	1,578	1,328
Depreciation and amortization from financial services subsidiary	44	576	611	934	678
Loss on disposal of property and equipment	3	—	179	(37)	2,611
Net changes in operating assets and liabilities:
Trade and other receivables	7,462	11,493	5,358	(6,541)	(8,440)
Mortgage loans held for sale	(4,103)	4,770	43,661	(12,165)	(24,718)
Inventories-owned	115,187	194,058	282,447	148,706	(326,062)
Inventories-not owned	3,499	12,800	19,727	27,861	2,805
Deferred income taxes, net of valuation allowance	—	—	—	—	96,562
Other assets	77	(2,028)	(6,212)	(111,496)	(118,265)
Accounts payable	1,453	138	(1,113)	6,592	18,554
Accrued liabilities	5,061	(458)	(7,852)	61,843	22,576

Adjusted Homebuilding EBITDA	$73,578	$34,696	$105,855	$131,576	$116,252

(7)	Homebuilding interest incurred represents interest expensed, interest capitalized to real estate inventories, and interest capitalized to investments in unconsolidated joint ventures for the applicable periods and excludes interest attributable to financial services.
(8)	Homebuilding debt includes the indebtedness related to liabilities from inventories not owned of $1.9 million as of December 31, 2009.
(9)	At December 31, 2011, 2010 and 2009, and June 30, 2012 and 2011, common shares outstanding exclude 3.9 million shares issued under a share lending facility related to our 6% convertible senior subordinated notes issued September 28, 2007 and 147.8 million common equivalent shares issued during the year ended December 31, 2008 in the form of preferred stock to MP CA Homes LLC, an affiliate of MatlinPatterson Global Advisers LLC.
(10)	At December 31, 2011, 2010 and 2009, and June 30, 2012 and 2011, pro forma common shares outstanding include 147.8 million preferred shares outstanding on an if-converted basis. In addition, at December 31, 2011, 2010 and 2009, and June 30, 2012 and 2011, pro forma common shares outstanding exclude 3.9 million shares, issued under a share lending facility related to our 6% convertible senior subordinated notes.
(11)

Ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” means income from continuing operations (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) homebuilding interest, (c) expensing of previously capitalized interest included in costs of sales, (d) interest portion of rent expense, and (e) income (loss) from unconsolidated joint ventures. For this purpose, “fixed charges” means homebuilding interest incurred, whether expensed or capitalized, and the interest portion of rent expense, and excludes interest expense from our financial services subsidiary of $1.1 million and $0.7 million for the six months ended June 30, 2012 and 2011, respectively, and $1.7 million, $1.3 million, $2.1 million, $3.1 million and $6.1 million for the years ended December 31, 2011, 2010, 2009, 2008 and 2007, respectively.
(12)	For the six months ended June 2011, and the years ended December 31, 2011, 2010, 2009, 2008 and 2007, our earnings were insufficient to cover fixed charges; the amount of additional earnings needed to cover fixed charges for such periods were $49.5 million, $62.8 million, $23.1 million, $75.2 million, $1,127.8 million and $656.6 million, respectively.

Reconciliation of non-GAAP adjusted home sales gross margin

Adjusted home sales gross margin is a non-GAAP financial measure and other companies may calculate this measure differently. Due to the significance of the GAAP components excluded, this measure should not be considered in isolation or as an alternative to operating performance measures prescribed by GAAP.

The table below reconciles gross margin percentage from home sales to the gross margin percentage from home sales, excluding inventory impairment charges. We believe this measure is useful to management and investors as it provides perspective on the underlying operating performance of the business excluding these charges and provides comparability with our peer group.

	Three months ended June 30,
	2012		2011
(Dollars in thousands)		Gross Margin%		Gross Margin%
Home sale revenues	$274,872		$204,236
Less: Cost of home sales	(218,586)		(169,433)

Gross margin from home sales	56,286	20.5%	34,803	17.0%
Add: Inventory impairment charges	—		5,959

Gross margin from home sales, excluding impairment charges	$56,286	20.5%	$40,762	20.0%

Risk factors

An investment in the notes and our common stock involves certain risks. You should carefully consider the risks described below, and those described in our Annual Report on Form 10-K, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of the notes and our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Forward-looking statements” in this prospectus supplement where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not presently foreseen by us or that we currently deem immaterial may also impair our business and operations.

Risks related to us and our business

Market and Economic Risks

Adverse changes in general and local economic conditions have affected and may continue to affect the demand for homes and reduce our earnings.

The residential homebuilding industry is sensitive to changes in economic conditions such as the level of employment, consumer confidence, consumer income, availability of financing and interest rate levels. The national recession, credit market disruption, high unemployment levels, declining home values, the absence of home price stability, and the decreased availability of mortgage financing have, among other factors, resulted in falling consumer confidence, and adversely impacted the homebuilding industry and our operations and financial condition. These conditions may continue or worsen. We can provide no assurance that our strategies to address these challenges will be successful.

We are experiencing a significant and substantial downturn in homebuyer demand. Continuation of this downturn may result in a continuing reduction in our revenues, deterioration of our margins and additional impairments.

We are experiencing a significant and substantial downturn in homebuyer demand. Many of our competitors are selling homes at significantly reduced prices. At the same time we, as well as potential homebuyers who need to sell their existing homes to complete the purchase of a new home, are also competing with the resale of existing homes, rental properties, the “short-sale” of almost new homes and foreclosures. All of these factors have resulted in a substantial increase in the supply of homes available for sale at reduced prices, which may continue or increase, making it more difficult for us to sell our homes and to maintain our profit margins.

The market value and availability of land may fluctuate significantly, which could decrease the value of our developed and undeveloped land holdings and limit our ability to develop new communities.

The risk of owning developed and undeveloped land can be substantial for us. Our current strategy includes a plan to continue to invest a substantial portion of our cash in land over the next several years. The successful execution of this strategy will significantly increase the amount of land we hold. The market value of the undeveloped land, buildable lots and housing inventories we hold can fluctuate significantly as a result of changing economic and market conditions. Over the last several years, we have experienced negative economic and market conditions and this has resulted in the impairment of a number of our land positions and write-offs of some of our land option deposits. If economic or market conditions deteriorate further, we may have to impair additional land holdings and projects, write down our investments in unconsolidated joint ventures, write off option deposits, sell homes or land at a loss, and/or hold land or homes in inventory longer than planned. In addition, inventory carrying costs (such as property taxes and interest) can be significant, particularly if inventory must be held for longer than planned, which can trigger asset impairments in a poorly performing project or market. If, as planned, we significantly increase the amount of land we hold over the next several years, we will also materially increase our exposure to the risks associated with owning land, which means that if economic and market conditions deteriorate further, this deterioration would have a significantly greater adverse impact on our financial condition.

Our long-term success also depends in part upon the continued availability of suitable land at acceptable prices. The availability of land for purchase at favorable prices depends on a number of factors outside of our control, including the risk of competitive over-bidding of land prices and restrictive governmental regulation. If a sufficient amount of suitable land opportunities do not become available, it could limit our ability to develop new communities, increase land costs and negatively impact our sales and earnings.

We depend on the California market. If conditions in California continue or worsen, our sales and earnings may be negatively impacted.

We generate over 50% of our revenue and a significant amount of our profits from, and hold over 55% of the dollar value of our real estate inventory in, California. Over the last several years, land values, the demand for new homes and home prices have declined substantially in the state, negatively impacting our profitability and financial position. In addition, the state of California is experiencing severe budget shortfalls and is considering raising taxes and increasing fees to offset the deficit. There can be no assurance that our profitability and financial position will not be further impacted if the challenging conditions in California continue or worsen. If the current weak buyer demand for new homes in California continues or worsens, prices will likely continue to decline, which will continue to harm our profitability.

Customers may be unwilling or unable to purchase our homes at times when mortgage-financing costs are high or when credit is difficult to obtain.

The majority of our homebuyers finance their purchases through Standard Pacific Mortgage or third-party lenders. In general, housing demand is adversely affected by increases in interest rates and by decreases in the availability of mortgage financing. While interest rates are at or near historic lows, many lenders have significantly tightened their underwriting standards, are requiring higher credit scores, substantial down payments, increased cash reserves, and have eliminated or significantly limited many subprime and other alternative mortgage products, including “jumbo” loan products, which are important to sales in many of our California markets. The availability of mortgage financing is also affected by changes in liquidity in the secondary mortgage market and the market for mortgage-backed securities, which are directly impacted by the federal government’s decisions regarding its financial support of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, the entities that provide liquidity to the secondary market. As a result of these trends, the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes has been adversely affected, which has adversely affected our operating results and profitability. These conditions may continue or worsen.

The homebuilding industry is highly competitive and, with more limited resources than some of our competitors, we may not be able to compete effectively.

The homebuilding industry is fragmented and highly competitive. We compete with numerous other residential construction companies, including large national and regional firms, for customers, land, financing, raw materials, skilled labor and employees. We compete for customers primarily on the basis of customer satisfaction, construction quality, home design and location, reputation, price and the availability of mortgage financing. We also compete with the resale of existing homes, rental properties, the “short-sale” of almost new homes and foreclosures. The substantial supply of homes available for sale at reduced prices, which may continue or increase, has caused intense price competition, making it more difficult for us to sell our homes and to maintain our profit margins. In addition, some of our competitors have substantially larger operations and greater financial resources than we do. As a result they may be better positioned to compete more effectively for land and sales, because they may have lower costs of capital, labor, materials and overhead.

Operational Risks

Our longer-term land acquisition strategy poses significant risks.

From time-to-time, we purchase land parcels with longer-term time horizons when we believe market conditions provide an opportunity to purchase this land at favorable prices. Our current strategy includes a plan to continue to invest a substantial portion of our cash in land during the next several years, including in larger land parcels with longer holding periods that will require significant development operations. This strategy is subject to a number of risks. It is difficult to accurately forecast development costs and sales prices the longer the time horizon for a project and, with a longer time horizon, there is a greater chance that unanticipated development cost increases, changes in general market conditions and other adverse unanticipated changes could negatively impact the profitability of a project. In addition, larger land parcels are generally undeveloped and typically do not have all (or sometimes any) of the governmental approvals necessary to develop and construct homes. If we are unable to obtain these approvals or obtain approvals that restrict our ability to use the land in ways we do not anticipate, the value of the parcel will be negatively impacted. In addition, the acquisition of land with a longer term development horizon historically has not been a significant focus of our business in many of our markets (other than through our unconsolidated joint ventures) and may therefore be subject to greater execution risk.

We may be unable to obtain suitable bonding for the development of our communities.

We are often required to provide bonds to governmental authorities and others to ensure the completion of our projects. If we are unable to obtain the required surety bonds for our projects, our business operations and revenues could be adversely affected. As a result of market conditions, surety providers have been reluctant to issue new bonds and some providers are requesting credit enhancements (such as cash deposits or letters of credit) in order to maintain existing bonds or to issue new bonds. If we are unable to obtain required bonds in the future, or are required to provide credit enhancements with respect to our current or future bonds, our liquidity could be negatively impacted.

Labor and material shortages and price fluctuations could delay or increase the cost of home construction and reduce our sales and earnings.

The residential construction industry experiences serious labor and material shortages from time to time, including shortages in qualified tradespeople, and supplies of insulation, drywall, cement, steel and lumber. These labor and material shortages can be more severe during periods of strong demand for housing or during periods where the regions in which we operate experience natural disasters that have a significant impact on existing residential and commercial structures. The cost of labor and material may also be adversely affected during periods of shortage or high inflation. During the recent economic downturn, a large number of qualified tradespeople have gone out of business or otherwise exited the market. The reduction in available tradespeople will likely exacerbate labor shortages when the demand for new housing increases. From time to time, we have experienced volatile price swings in the cost of labor and materials, including in particular the cost of lumber, cement, steel and drywall. Shortages and price increases could cause delays in and increase our costs of home construction, which in turn could harm our operating results and profitability.

Severe weather and other natural conditions or disasters may disrupt or delay construction.

Severe weather and other natural conditions or disasters, such as earthquakes, landslides, hurricanes, tornadoes, droughts, floods, heavy or prolonged rain or snow, and wildfires can negatively affect our operations by requiring us to delay or halt construction or to perform potentially costly repairs to our projects under construction and to unsold homes. Some scientists believe that the rising level of carbon dioxide in the atmosphere is leading to climate change and that climate change is increasing the frequency and severity of weather related disasters. If true, we may experience increasing negative weather related impacts to our operations in the future.

We are subject to product liability and warranty claims arising in the ordinary course of business, which can be costly.

As a homebuilder, we are subject to construction defect and home warranty claims arising in the ordinary course of business. These claims are common in the homebuilding industry and can be costly. While we maintain product liability insurance and generally seek to require our subcontractors and design professionals to indemnify us for some portion of the liabilities arising from their work, there can be no assurance that these insurance rights and indemnities will be collectable or adequate to cover any or all construction defect and warranty claims for which we may be liable. For example, contractual indemnities can be difficult to enforce, we are often responsible for applicable self-insured retentions (particularly in markets where we include our subcontractors on our general liability insurance and our ability to seek indemnity for insured claims is significantly limited), certain claims may not be covered by insurance or may exceed applicable coverage limits, and one or more of our insurance carriers could become insolvent. Additionally, the coverage offered by and availability of product liability insurance for construction defects is limited and costly. There can be no assurance that coverage will not be further restricted, become more costly or even unavailable.

In addition, we conduct a material portion of our business in California, one of the most highly regulated and litigious jurisdictions in the United States, which imposes a ten year, strict liability tail on most construction liability claims. As a result, our potential losses and expenses due to litigation, new laws and regulations may be greater than our competitors who have smaller California operations.

We rely on subcontractors to construct our homes and, in many cases, to obtain, building materials. The failure of our subcontractors to properly construct our homes, or to obtain suitable building materials, may be costly.

We engage subcontractors to perform the actual construction of our homes, and in many cases, to obtain the necessary building materials. Despite our quality control efforts, we may discover that our subcontractors were engaging in improper construction practices or installing defective materials in our homes. When we discover these issues we repair the homes in accordance with our new home warranty and as required by law. The cost of satisfying our warranty and other legal obligations in these instances may be significant and we may be unable to recover the cost of repair from subcontractors, suppliers and insurers.

Our mortgage subsidiary may become obligated to repurchase loans it has sold in the secondary mortgage market or may become subject to borrower lawsuits.

While our mortgage subsidiary generally sells the loans it originates within a short period of time in the secondary mortgage market on a non-recourse basis, this sale is subject to an obligation to repurchase the loan if, among other things, the purchaser’s underwriting guidelines are not met or there is fraud in connection with the loan. As of June 30, 2012, our mortgage subsidiary had incurred an aggregate of $9.1 million in losses related to loan repurchases and make-whole payments it had been required to make on the $6.8 billion total dollar value of the loans it originated in the beginning of 2004 through the second quarter of 2012. If loan defaults in general increase, it is possible that our mortgage subsidiary will be required to make a materially higher number of make-whole payments and/or repurchases in the future as the holders of defaulted loans scrutinize loan files to seek reasons to require us to make make-whole payments or repurchases. Further, such make-whole payments could have a higher severity than previously experienced. In such cases our current reserves might prove to be inadequate and we would be required to use additional cash and take additional charges to reflect the higher level of repurchase and make-whole activity, which could harm our financial condition and results of operations.

In addition, a number of homebuyers have initiated lawsuits against builders and lenders claiming, among other things, that builders pressured the homebuyers to make inaccurate statements on loan applications, that the lenders failed to correctly explain the terms of adjustable rate and interest-only loans, and/or that the lender financed home purchases for unsuitable buyers resulting indirectly in a diminution in value of homes purchased by more appropriately qualified buyers. While we have experienced only a small number of such lawsuits to date and are currently unaware of any regulatory investigation into our mortgage operations, if loan defaults increase, the possibility of becoming subject to additional lawsuits and/or regulatory investigations becomes more likely. If our mortgage subsidiary becomes the subject of significant borrower lawsuits or regulatory authority action our financial results may be negatively impacted.

We are dependent on the services of key employees and the loss of any substantial number of these individuals or an inability to hire additional personnel could adversely affect us.

Our success is dependent upon our ability to attract and retain skilled employees, including personnel with significant management and leadership skills. Competition for the services of these individuals in many of our operating markets can be intense and will likely increase substantially if and when market conditions improve. If we are unable to attract and retain skilled employees, we may be unable to accomplish the objectives set forth in our business plan.

We may not be able to successfully identify, complete and integrate acquisitions, which could harm our profitability and divert management resources.

We may from time to time acquire other homebuilders or related businesses. Successful acquisitions require us to correctly identify appropriate acquisition candidates and to integrate acquired operations and management with our own. Should we make an error in judgment when identifying an acquisition candidate, should the acquired operations not perform as anticipated, or should we fail to successfully integrate acquired operations and management, we will likely fail to realize the benefits we intended to derive from the acquisition and may suffer other adverse consequences. Acquisitions involve a number of other risks, including the diversion of the attention of our management and corporate staff from operating our existing business, potential charges to earnings in the event of any write-down or write-off of goodwill and other assets recorded in connection with acquisitions and exposure to the acquired company’s pre-existing liabilities. We can give no assurance that we will be able to successfully identify, complete and integrate acquisitions.

Our failure to maintain the security of our electronic and other confidential information could expose us to liability and materially adversely affect our financial condition and results of operations.

Privacy, security, and compliance concerns have continued to increase as technology has evolved. As part of our normal business activities, we collect and store certain confidential information, including personal information of homebuyers/borrowers and information about employees, vendors and suppliers. This information is entitled to protection under a number of regulatory regimes. We may share some of this information with vendors who assist us with certain aspects of our business, particularly our financial services business. Our failure to maintain the security of the data which we are required to protect, including via the penetration of our network security and the misappropriation of confidential and personal information, could result in business disruption, damage to our reputation, financial obligations to third parties, fines, penalties, regulatory proceedings and private litigation with potentially large costs, and also result in deterioration in customers confidence in us and other competitive disadvantages, and thus could have a material adverse impact on our financial condition and results of operations.

Regulatory Risks

We are subject to extensive government regulation, which can increase costs and reduce profitability.

Our homebuilding operations, including land development activities, are subject to extensive federal, state and local regulation, including environmental, building, employment and worker health and safety, zoning and land use regulation. This regulation affects all aspects of the homebuilding process and can substantially delay or increase the costs of homebuilding activities, even on land for which we already have approvals. During the development process, we must obtain the approval of numerous governmental authorities that regulate matters such as:

•	permitted land uses, levels of density and architectural designs;

•	the level of energy efficiency our homes are required to achieve;

•	the installation of utility services, such as water and waste disposal;

•	the dedication of acreage for open space, parks, schools and other community services; and

•	the preservation of habitat for endangered species and wetlands, storm water control and other environmental matters.

The approval process can be lengthy, can be opposed by consumer or environmental groups, and can cause significant delays or permanently halt the development process. Delays or a permanent halt in the development process can cause substantial increases to development costs or cause us to abandon the project and to sell the affected land at a potential loss, which in turn could harm our operating results.

In addition, new housing developments are often subject to various assessments or impact fees for schools, parks, streets, highways and other public improvements. The costs of these assessments can be substantial and can cause increases in the effective prices of our homes, which in turn could reduce our sales and/or profitability.

Currently, there is a variety of energy related legislation being considered for enactment around the world. For instance, the federal congress considered an array of energy related initiatives, from carbon “cap and trade” to a federal energy efficiency building code that would increase energy efficiency requirements for new homes between 30 and 50 percent. If all or part of this proposed legislation, or similar legislation, were to be enacted, the cost of home construction could increase significantly, which in turn could reduce our sales and/or profitability.

Much of this proposed legislation is in response to concerns about climate change. As climate change concerns grow, legislation and regulatory activity of this nature is expected to continue and become more onerous. Similarly, energy related initiatives will impact a wide variety of companies throughout the world and because our operations are heavily dependent on significant amounts of raw materials, such as lumber, steel, and concrete, these initiatives could have an indirect adverse effect on our operations and profitability to the extent the suppliers of our materials are burdened with expensive cap and trade and similar energy related regulations.

Our mortgage operations are also subject to federal, state, and local regulation, including eligibility requirements for participation in federal loan programs and various consumer protection laws. Our title insurance agency operations are subject to applicable insurance and other laws and regulations. Failure to comply with these requirements can lead to administrative enforcement actions, the loss of required licenses and other required approvals, claims for monetary damages or demands for loan repurchase from investors, and rescission or voiding of the loan by the consumer.

States, cities and counties in which we operate may adopt slow growth initiatives reducing our ability or increasing our costs to build in these areas, which could harm our future sales and earnings.

Several states, cities and counties in which we operate have in the past approved, or approved for inclusion on their ballot, various “slow growth” or “no growth” initiatives and other ballot measures that could negatively impact the land we own as well as the availability of additional land and building opportunities within those localities. Approval of slow or no growth measures would increase the cost of land and reduce our ability to open new home communities and to build and sell homes in the affected markets and would create additional costs and administrative requirements, which in turn could harm our future sales and earnings.

Increased regulation of the mortgage industry could harm our future sales and earnings.

The mortgage industry is under intense scrutiny and is facing increasing regulation at the federal, state and local level. Changes in regulation have the potential to negatively impact the full spectrum of mortgage related activity. Potential changes to federal laws and regulations could have the effect of limiting the activities of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, the entities that provide liquidity to the secondary mortgage market, which could lead to increases in mortgage interest rates. At the same time, changes to the Federal Housing Administration’s rules to require increased Borrower FICO scores, increased down payment amounts, and potentially limiting the amount of permitted seller concessions, lessen the number of buyers able to finance a new home. All of these regulatory activities reduce the number of potential buyers who qualify for the financing necessary to purchase our homes, which could harm our future sales and earnings.

Changes to tax laws could make homeownership more expensive.

Current tax laws generally permit significant expenses associated with owning a home, primarily mortgage interest expense and real estate taxes, to be deducted for the purpose of calculating an individual’s federal, and in many cases, state, taxable income. If the federal or state governments were to change applicable tax law to eliminate or reduce these benefits, the after-tax cost of owning a home could increase significantly. This would harm our future sales and earnings.

Financing Risks

We may need additional funds, and if we are unable to obtain these funds, we may not be able to operate our business as planned.

Our operations require significant amounts of cash. Our requirements for additional capital, whether to finance operations or to service or refinance our existing indebtedness, fluctuate as market conditions and our financial performance and operations change. We cannot assure you that we will maintain cash reserves and generate sufficient cash flow from operations in an amount to enable us to service our debt or to fund other liquidity needs. Additionally, while we have a $210 million unsecured revolving credit facility designed to provide us with an additional source of liquidity to meet short-term cash needs, our ability to borrow under the facility is limited by our ability to meet the covenants required to allow us to borrow under the facility.

The availability of additional capital, whether from private capital sources (including banks) or the public capital markets, fluctuates as our financial condition and market conditions in general change. There may be times when the private capital markets and the public debt or equity markets lack sufficient liquidity or when our securities cannot be sold at attractive prices, in which case we would not be able to access capital from these sources. In addition, a weakening of our financial condition or deterioration in our credit ratings could adversely affect our ability to obtain necessary funds. Even if available, additional financing could be costly or have adverse consequences. If additional funds are raised through the issuance of stock, dilution to stockholders will result. If additional funds are raised through the incurrence of debt, we will incur increased debt servicing costs and may become subject to additional restrictive financial and other covenants. We can give no assurance as to the terms or availability of additional capital. If we are not successful in obtaining or refinancing capital when needed, it could adversely impact our ability to operate our business effectively, which could reduce our sales and earnings, and adversely impact our financial position.

We may be unable to meet the conditions contained in our debt instruments that must be satisfied to incur additional indebtedness and make restricted payments.

Our debt instruments impose restrictions on our operations, financing, investments and other activities. For example, our outstanding 2016 notes prohibit us from incurring additional debt, except for limited categories of indebtedness (including up to $1.1 billion in bank credit facility debt), if we do not satisfy either a maximum leverage ratio or a minimum interest coverage ratio. The 2016 notes also limit our ability to make restricted payments (including dividends, distributions on stock and contributions to joint ventures), prohibiting such payments unless we satisfy one of the ratio requirements for the incurrence of additional debt and comply with a basket limitation. As of June 30, 2012, we were able to satisfy the conditions necessary to incur additional debt and to make restricted payments. However, there can be no assurance that we will be able to satisfy these conditions in the future. If we are unable to satisfy these conditions in the future, we will be precluded from incurring additional borrowings, subject to certain exceptions, and will be precluded from making restricted payments, other than through funds available from our unrestricted subsidiaries.

We currently have significant amounts invested in unconsolidated joint ventures with independent third parties in which we have less than a controlling interest. These investments are highly illiquid and have significant risks.

We participate in unconsolidated homebuilding and land development joint ventures with independent third parties in which we have less than a controlling interest. At June 30, 2012, we had an aggregate of $85.5 million invested in these joint ventures, which had no project specific financing outstanding.

While these joint ventures provide us with a means of accessing larger and/or more desirable land parcels and lot positions, they are subject to a number of risks, including the following:

•

Restricted Payment Risk.    Certain of our public note indentures prohibit us from making restricted payments, including investments in joint ventures, when we are unable to meet either a leverage condition or an interest coverage condition and when making such a payment will cause us to exceed a basket limitation. As a result, when we are unable to meet these conditions, payments to satisfy our joint venture obligations must be made through funds available from our unrestricted subsidiaries. If we become unable to fund our joint venture obligations this could result in, among other things, defaults under our joint venture operating agreements, loan agreements, and credit enhancements.

•

Entitlement Risk.    Certain of our joint ventures acquire parcels of unentitled raw land. If the joint venture is unable to timely obtain entitlements at a reasonable cost, project delay or even project termination may occur resulting in an impairment of the value of our investment.

•

Development Risk.    The projects we build through joint ventures are often larger and have a longer time horizon than the typical project developed by our wholly-owned homebuilding operations. Time delays associated with obtaining entitlements, unforeseen development issues, unanticipated labor and material cost increases, higher carrying costs, and general market deterioration and other changes are more likely to impact larger, long-term projects, all of which may negatively impact the profitability of these ventures and our proportionate share of income.

•

Financing Risk.    There are a limited number of sources willing to provide acquisition, development and construction financing to land development and homebuilding joint ventures. Due to current market conditions, it may be difficult or impossible to obtain financing for our joint ventures on commercially reasonable terms, or to refinance existing borrowings as such borrowings mature. As a result, we may be required to contribute our corporate funds to finance acquisition and development and/or construction costs following termination or step-down of joint venture financing that the joint venture is unable to restructure, extend, or refinance with another third party lender. In addition, our ability to contribute our funds to or for the joint venture may be limited if we do not meet the restricted payment condition discussed above.

•

Contribution Risk.    Under credit enhancements that we typically provide with respect to joint venture borrowings, we and our partners could be required to make additional unanticipated investments in these joint ventures, either in the form of capital contributions or loan repayments, to reduce such outstanding borrowings. We may have to make additional contributions that exceed our proportional share of capital if our partners fail to contribute any or all of their share. While in most instances we would be able to exercise remedies available under the applicable joint venture documentation if a partner fails to contribute its proportional share of capital, our partner’s financial condition may preclude any meaningful cash recovery on the obligation.

•

Completion Risk.    We often sign a completion agreement in connection with obtaining financing for our joint ventures. Under such agreements, we may be compelled to complete a project even if we no longer have an economic interest in the property.

•

Illiquid Investment Risk.    We lack a controlling interest in our joint ventures and therefore are generally unable to compel our joint ventures to sell assets, return invested capital, require additional capital contributions or take any other action without the vote of at least one or more of our venture partners. This means that, absent partner agreement, we will be unable to liquidate our joint venture investments to generate cash.

•

Partner Dispute.    If we have a dispute with one of our joint venture partners and are unable to resolve it, a buy-sell provision in the applicable joint venture agreement could be triggered or we may otherwise pursue a negotiated settlement involving the unwinding of the venture and it is possible that litigation between us and our partner(s) could result. In such cases, we may sell our interest to our partner or purchase our partner’s interest. If we sell our interest, we will forgo the profit we would have otherwise earned with respect to the joint venture project and may be required to forfeit our invested capital and/or pay our partner to release us from our joint venture obligations. If we are required to purchase our partner’s interest, we will be required to fund this purchase, as well as the completion of the project, with corporate level capital and to consolidate the joint venture project onto our balance sheet, which could, among other things, adversely impact our liquidity, our leverage and other financial conditions or covenants.

•

Consolidation Risk.    The accounting rules for joint ventures are complex and the decision as to whether it is proper to consolidate a joint venture onto our balance sheet is fact intensive. If the facts concerning an unconsolidated joint venture were to change and a triggering event under applicable accounting rules were to occur, we might be required to consolidate previously unconsolidated joint ventures onto our balance sheet which could adversely impact our leverage and other financial conditions or covenants.

At times, such as now, when we are pursuing a longer-term land acquisition strategy, we become directly subject to some of these risks, including those discussed above related to entitlement, development, financing, completion and illiquid investment. Increasing our direct exposure to these types of risks could have a material adverse effect on our financial position or results or operations.

Other Risks

Our principal stockholder has the ability to exercise significant influence over the composition of our Board of Directors and matters requiring stockholder approval.

As of July 30, 2012, MP CA Homes LLC held 49% of the voting power of our voting stock. Pursuant to the stockholders’ agreement that we entered into with MP CA Homes LLC on June 27, 2008, MP CA Homes LLC is entitled to designate a number of directors to serve on our Board of Directors as is proportionate to the total voting power of its voting stock (up to one less than a majority), and is entitled to designate at least one MP CA Homes LLC designated director to each committee of the board (subject to limited exceptions), giving MP CA Homes LLC the ability to exercise significant influence on the composition and actions of our Board of Directors and its committees. In addition, this large voting block may have a significant or decisive effect on the approval or disapproval of matters requiring approval of our stockholders, including any amendment to our certificate of incorporation, any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. The interests of MP CA Homes LLC in these other matters may not always coincide with the interests of our other stockholders. In addition, the ownership of such a large block of our voting power and the right to designate directors by MP CA Homes LLC may discourage someone from making a significant equity investment in us, even if we needed the investment to operate our business, or could be a significant factor in delaying or preventing a change of control transaction that other stockholders may deem to be in their best interests.

We may not be able to realize the benefit of our net deferred tax asset.

As of June 30, 2012, we had a deferred tax asset of approximately $499.7 million (excluding a $3.4 million deferred tax asset related to an interest rate swap that was terminated during the 2010 fourth quarter) that is potentially available to offset taxable income in future periods. The $499.7 million deferred tax asset has been fully reserved against by a corresponding deferred tax asset valuation allowance of the same amount. Our ability to realize the benefit, if any, of our deferred tax asset is dependent, among other things, upon the interplay between applicable tax laws (including Internal Revenue Code Section 382, or Section 382, discussed below), our ability to generate taxable income in the future, and the timing of our disposition of assets that contain unrealized built-in losses.

Section 382 contains rules that limit the ability of a company that undergoes an ownership change to utilize net operating loss carryforwards and built-in losses after the ownership change. We underwent a change in ownership for purposes of Section 382 following completion of MP CA Homes LLC’s initial investment in the Company on June 27, 2008. As of June 30, 2012, approximately $107 million of our deferred tax asset represented unrealized built-in losses related primarily to inventory impairment charges. Future realization of this $107 million of unrealized built-in losses may be limited under Section 382 depending on, among other things, when, and at what price, we dispose of the underlying assets. As of June 30, 2012, approximately $359 million of our gross federal net operating loss carryforwards and $373 million of our gross state net operating loss carryforwards (or approximately $147 million on a tax effected basis) were subject to a gross annual deduction limitation. The gross annual deduction limitation for federal and state income tax purposes is approximately $15.6 million each, which is generally realized over a 20 year period commencing on the date of the ownership change. Assets with certain tax attributes sold five years after the original ownership change (June 27, 2013) are not subject to the Section 382 limitation. Significant judgment is required in determining the future realization of these potential deductions, and as a result, actual results may differ materially from our estimates.

Risks relating to the notes

We have substantial debt and may incur additional debt; leverage may impair our financial condition and restrict our operations and prevent us from fulfilling our obligations under the notes.

We currently have a substantial amount of debt. As of June 30, 2012, the principal amount of our homebuilding debt outstanding (excluding indebtedness relating to our mortgage banking operation and letter of credit facilities of our Unrestricted Subsidiaries, as defined under “Description of notes—Certain Definitions”) was approximately $1,334.3 million, $39.6 million of which matures in 2012, $39.7 million of which matures between 2013 and 2015 and $1,255.0 million of which matures between 2016 and 2021. Assuming we had consummated this offering as of such date, the principal amount of our homebuilding debt would have been $1,484.3 million (including the notes, but excluding indebtedness relating to our mortgage banking operation and letter of credit facilities of our Unrestricted Subsidiaries, as defined under “Description of notes—Certain Definitions”). In addition, the instruments governing this debt permit us to incur significant additional debt. Our existing debt and any additional debt we incur could:

•	make it more difficult for us to satisfy our obligations under our existing debt instruments;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing to fund capital expenditures and acquisitions, particularly when the availability of financing in the capital markets is limited;

•

require a substantial portion of our cash flows from operations for the payment of interest on our debt, reducing our ability to use our cash flows to fund working capital, land acquisitions and land development, acquisitions of other homebuilders and related businesses and other general corporate requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage to less leveraged competitors.

Servicing our debt will require a significant amount of cash, and our ability to generate sufficient cash depends on many factors, some of which are beyond our control.

Our ability to make payments on and refinance our debt and to fund planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we will be able to refinance any of our debt on favorable terms, if at all. Any inability to generate sufficient cash flow or refinance our debt on favorable terms could have a material adverse effect on our financial condition.

The notes are effectively junior to the subsidiary guarantors’ and our existing and future secured indebtedness and other secured obligations.

The notes will not be secured by any of our or our subsidiary guarantors’ assets and will be effectively junior to any secured indebtedness and other obligations we or our subsidiary guarantors may incur to the extent of the collateral securing such obligations. As of June 30, 2012, we and the subsidiary guarantors had no debt outstanding which would have been secured and thereby effectively senior to the notes and, after giving effect to this offering, we would have had $203.5 million of borrowing availability under our revolving credit facility. Also, under certain circumstances, certain of our surety bonds can become secured obligations. We are permitted to incur additional secured indebtedness and other secured obligations, subject to limitations under the terms of the indentures for certain of our outstanding notes. In the event of our bankruptcy, liquidation, reorganization or other winding up of the Company or any subsidiary guarantor, the holders of any secured debt of the Company or such subsidiary guarantor, as applicable, would receive payments from the assets securing that debt before you receive any payments from sales of those assets. There may not be sufficient assets remaining to pay all or any of the amounts due on the notes that are then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring debt or other liabilities.

The notes are structurally junior to the existing and future indebtedness of our subsidiaries that are not subsidiary guarantors.

The notes will not be guaranteed by all of our subsidiaries, and under certain circumstances, subsidiaries guaranteeing the notes may be released from their guarantees without the consent of holders of the notes. See “Description of notes—Subsidiary Guarantees.” In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, creditors and holders of preferred stock, if any, of such subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us, except to the extent that we may also have a claim as a creditor. Thus, the notes will be structurally junior to the claims of creditors and holders of preferred stock, if any, of our non-guarantor subsidiaries. Our non-guarantor subsidiaries include our mortgage banking operations. As of June 30, 2012, after giving effect to this offering, the notes would have been effectively junior to approximately $4.9 million of our non-guarantor subsidiaries’ secured indebtedness (excluding indebtedness relating to our mortgage banking operations). At June 30, 2012, our non-guarantor subsidiaries had total assets of $607.1 million (excluding $25.1 million of homebuilding restricted cash and $94.0 million related to our mortgage banking operations).

The guarantees of the notes may be released.

As described under “Description of notes—Subsidiary Guarantees,” a guarantee of the notes can be released without the consent of the holders of the notes in certain circumstances, including if the guarantor ceases to guarantee other specified debt of the Company. Accordingly, if we refinance all such specified indebtedness or the holders of such indebtedness agree to release the guarantees of such indebtedness, we will be permitted to release the guarantees of the notes.

The guarantees by the subsidiary guarantors may not be enforceable and, under specific circumstances, courts may void the guarantees and require holders of the notes to return payments received from the guarantors.

A court could void or subordinate any guarantor’s guarantee under fraudulent conveyance laws if existing or future creditors of any such guarantor, or a trustee in bankruptcy, were successful in establishing that:

•	such guarantee was incurred with fraudulent intent; or

•	such guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee; and

•	was insolvent at the time of the guarantee;

•	was rendered insolvent by reason of the guarantee;

•	was engaged in a business or transaction or about to engage in such business or transaction for which its assets constituted unreasonably small capital to carry on its business;

•

intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured (as all of the foregoing terms may be defined in or interpreted under the relevant fraudulent transfer or conveyance statutes); or

•	at the time such guarantor issued such guarantee, such guarantor intended to hinder, delay or defraud its creditors.

The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than such company’s property at fair valuation; or

•	the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

The guarantees of the notes will contain a provision intended to limit each guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. However, under recent case law, this provision may not be effective to protect such guarantee from being voided under fraudulent transfer law or otherwise determined to be unenforceable.

If one or more guarantees is avoided as a fraudulent conveyance or found to be unenforceable for any other reason, holders of the notes will not have a claim against the applicable guarantors and will only be a creditor of the remaining guarantors, if any, to the extent the guarantee of those guarantors are not set aside or found to be unenforceable.

Any guarantees provided by our subsidiaries are subject to possible defenses that may limit your right to receive payment from the guarantors with regard to the notes.

Although guarantees by our subsidiaries would provide the holders of the notes with a direct claim against the assets of the guarantors, enforcement of the guarantees against any guarantor would be subject to certain “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the guarantors in certain circumstances. To the extent that the guarantees are not enforceable, you would not be able to assert a claim successfully against the guarantors.

All of our indebtedness with regard to our existing notes will mature prior to the notes.

At June 30, 2012, we had an aggregate of approximately $1.3 billion outstanding of our 6% convertible senior subordinated notes due October 2012, 6 1/4% senior notes due April 2014, 7% senior notes due August 2015, 10 3/4% senior notes due September 2016, 8 3/8% senior notes due May 2018 and 8 3/8% senior notes due January 2021. All of the existing notes have maturity dates prior to the maturity of the notes. Accordingly, we will be required to repay or refinance this indebtedness before the notes mature.

We may incur substantially more debt or take other actions which would intensify the risks discussed above.

We and our subsidiaries have the right to incur additional debt in the future, subject to any restrictions contained in certain of our debt instruments other than the notes, some or all of which could be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, recapitalizing our debt or taking a number of other actions that could have the effect of diminishing our ability to make payments on the notes when due.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change or make-whole fundamental change requiring us to repurchase the notes.

In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

In addition, the definition of change of control in the indenture includes the sale of “all or substantially all” of our assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, upon a sale of less than all of our assets, the ability of a holder of notes to require us to repurchase such notes may be uncertain.

The fundamental change provisions may delay or prevent an otherwise beneficial takeover attempt of the Company.

The fundamental change repurchase rights and the provisions requiring an increase to the conversion rate or conversions in connection with make-whole fundamental changes may in certain circumstances delay or prevent a takeover of the Company and the removal of incumbent management that might otherwise be beneficial to investors.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply for the listing of the notes on any securities exchange or to arrange for the quotation of the notes on any interdealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time, for any reason or for no reason, without notice. If the underwriters cease to act as the market makers for the notes, we cannot assure you another firm or person will make a market in the notes. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security, the number of holders of the notes, the interest of securities dealers in making a market in the notes, our financial performance or prospects or the prospects for companies in our industry generally and other factors. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

The notes may not be rated. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or were to announce its intention to put the notes on credit watch, the trading price of the notes could decline.

We may not have the funds we need to repurchase notes when we are required to do so, or we may be restricted from using funds to repurchase notes.

On August 1, 2017, 2022 or 2027, or in the event of a fundamental change (as defined in the indenture governing the notes), holders may require us to repurchase their notes at a price of 100% of the principal amount of the notes, plus accrued and unpaid interest, to the repurchase date. If we do not have sufficient funds to repurchase notes when we are required to do so, or if instruments governing debt we have incurred prohibit us from using cash or other assets for that purpose, we might be unable to meet our obligations. Our failure to repurchase notes at a time when their repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture, or the fundamental change itself, could also lead to a default under other debt securities we have issued or could cause borrowings we have incurred to become due. If the repayment of a substantial amount of indebtedness were to be accelerated after any applicable notice or grace period, we might not have sufficient funds to repay the indebtedness and repurchase the notes.

You may have to pay taxes if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding distribution.

The conversion rate of the notes is subject to adjustment for certain cash payments made with respect to our common stock and for certain events arising from stock splits and combinations, stock dividends and other actions by us that modify our capital structure. If the conversion rate is adjusted, under certain circumstances you may be deemed to have received a constructive dividend from us, resulting in ordinary income to you for U.S. federal income tax purposes, even though you would not receive any cash related to that adjustment and even though you might not exercise your conversion right. If you are a “non-U.S. Holder” (as defined in “Certain U.S. federal income tax considerations”), such constructive dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be withheld from subsequent payments on the notes. In addition, if a make-whole fundamental change occurs on or prior to August 5, 2017, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. This increase may be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain U.S. federal income tax considerations.”

U.S. federal income tax may be imposed on Non-U.S. Holders on any gain on a sale, redemption or other disposition of the notes.

Under U.S. federal income tax laws enacted as part of the Foreign Investment in Real Property Tax Act (“FIRPTA”), a Non-U.S. Holder that disposes of certain United States real property interests may be required to pay U.S. federal income tax with respect to such disposition. We believe that each note is, and will continue to be, a United States real property interest for the purposes of FIRPTA. However, based on the law, facts and circumstances that presently exist, no such tax should apply with respect to the disposition of notes by a Non-U.S. Holder if either (1) on the disposition date, the notes are not considered regularly traded and the fair market value of the notes owned by the Non-U.S. Holder on the date the notes were acquired was equal to or less than the fair market value of 5% of our outstanding shares of common stock or (2) on the disposition date, the notes are considered regularly traded and, at all times during the shorter of the five-year period preceding the disposition date or the Non-U.S. Holder’s holding period, the Non-U.S. Holder owned, actually or constructively, 5% or less of the outstanding notes. See “Certain U.S. federal income tax considerations—Foreign Investment in Real Property Tax Act.”

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the convertible notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common stock). In particular, Rule 201 of SEC Regulation SHO generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common stock is a “covered security,” these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in our common stock and conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes.

The SEC also approved a pilot program allowing securities exchanges and the Financial Industry Regulatory Authority, Inc. (“FINRA”) to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and over 300 exchange traded funds if the price of any such security moves 10% or more from a sale price in a five-minute period (the “SRO pilot program”). Beginning on August 8, 2011, the SRO pilot program was expanded to include all other NMS stocks, and imposes a trading halt in these additional stocks in the event of any price movement of 30% or 50% (or more), depending upon the trading price of the stock. Beginning on November 23, 2011, the SRO pilot program was amended to exclude all rights and warrants from the trading halt. The SRO pilot program is effective until the earlier of (a) the determination by the SEC to make the SRO pilot program permanent or (b) January 31, 2013.

On June 1, 2012, the SEC, jointly with the national securities exchanges and FINRA, established the “Limit Up-Limit Down” mechanism which prevents trades in individual listed equity securities from occurring outside of specific price bands during regular trading hours. If trading is unable to occur within those price bands for more than 15 seconds, there would be a five-minute trading pause. The exchanges and FINRA will implement this change by February 4, 2013. The SEC approved the proposal for a one-year pilot period, during which the exchanges, FINRA, and the SEC will assess its operation and consider whether any modifications are appropriate.

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act on July 21, 2010 also introduces regulatory uncertainty that may impact trading activities relevant to the convertible notes. This new legislation will require many over-the-counter swaps and security-based swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers, security-based swap dealers, major swap participants and major security-based swap participants will be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to maintain a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. The implementation dates for these requirements are subject to regulatory action and at this time cannot be determined with certainty. We cannot predict how this legislation will ultimately be implemented by the SEC and other regulators or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and securities exchange rule changes and/or implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales of the common stock of certain financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets.

The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, including the amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act, could similarly adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The market price of our common stock has historically experienced fluctuations and is subject to significant fluctuation in the future in response to a number of factors, including:

•	our perceived prospects and the prospects of the homebuilding industry in general;

•	differences between our actual financial and operating results and those expected by investors and analysts;

•	fluctuations in our results of operations;

•	changes in analysts’ recommendations or projections;

•	changes in general valuations for homebuilding companies;

•	changes in general economic or market conditions; and

•	broad market fluctuations.

The market stock price of our common stock is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in this “Risk factors” section, in our Annual Report on Form 10-K and in the “Forward-looking statements” section.

In addition, the recent general economic, political and market conditions, both in the U.S. and globally, including the national recession, credit market disruption and the tightening of mortgage loan underwriting standards and other similar factors have contributed to significant instability in the U.S. and other global financial equity markets and the potential effect of these and other factors on economic growth potential may contribute to continued instability. Moreover, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our operating results. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. Any of these factors could have a material adverse effect on your investment in the notes and our common stock. As a result, you could lose some or all of your investment.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock to raise capital. In addition,              shares of our common stock will be issuable upon conversion of the notes offered thereby (             shares if the over-allotment option is exercised in full). Except as described under “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of shares of our common stock upon conversion of the notes and in the common stock offering, and or other issuances of our common stock or convertible or other equity linked securities, including our preferred stock, options, and warrants, will dilute the ownership interest of our common stockholders.

The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in the Company. Sales of a substantial number of shares of our common stock or other equity-related securities in the public market, or any hedging or arbitrage trading activity involving our common stock, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. This trading activity could, in turn, affect the trading prices of the notes. This may result in greater volatility in the trading price of the notes than would be expected for non-convertible debt securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only have rights with respect to our common stock if and when we deliver shares of common stock to you upon conversion of your notes and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock.

The terms of the notes will not contain restrictive covenants and will provide only limited protection in the event of a change of control.

The indenture under which the notes will be issued will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture will not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional debt. Therefore, the indenture may not protect you in the event of a highly leveraged transaction or other similar transaction. The requirement that we offer to repurchase the notes upon a change of control of us is limited to the transactions specified under the definition of a “fundamental change” under “Description of notes—Repurchase of Notes by Standard Pacific Corp. at Option of Holder upon a Fundamental Change.” For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. Similarly, the circumstances under which we are required to increase the conversion rate upon the occurrence of a make-whole fundamental change are limited to circumstances in which the notes are converted in connection with such a transaction as set forth under “Description of notes—Conversion Rate Adjustments” Accordingly, subject to restrictions contained in our other debt agreements, we could enter into certain transactions that could increase the amounts of our debt or otherwise affect our capital structure or any credit ratings and the value of the notes and our common stock but would not constitute a fundamental change or a make-whole fundamental change.

Risks relating to conversion of the notes

The value of our common stock may not increase sufficiently to compensate for the relatively low rate of fixed interest on the notes.

The rate of interest we are required to pay with regard to the notes is less than the rate of interest we would be required to pay with regard to non-convertible unsecured debt securities primarily because of value attributed to the right to convert the notes into shares of our common stock. However, the applicable market price of our common stock when the notes are being issued is less than the applicable conversion price. Therefore, unless the market price of our common stock increases, the conversion right may have no value. And even if the market price of our common stock increases, it may not increase to the point where the common stock issuable on conversion of a note has sufficient value to compensate for the relatively low interest we are required to pay with regard to the notes.

Upon conversion of the notes, the value of the shares of our common stock you receive may be less than expected because the value of our common stock may decline after you exercise your conversion right.

A converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation. We will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. If the price of our common stock decreases during such three business day period, the value of the shares when you receive them will be less than the conversion value of the notes on the conversion date.

Your notes may become convertible into something other than our common stock.

There is nothing in the indenture governing the notes that prevents us from entering into mergers or other transactions in which our common stock is converted into the right to receive shares of another company or securities or assets (including cash) other than shares of our common stock. While the indenture contains provisions intended to ensure that upon conversion you will receive what you would have received as a result of the transaction with regard to the common stock into which your notes were convertible, what you become entitled to receive upon conversion may not be as attractive to you as our common stock.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of our common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The adjustment to the conversion rate for any notes converted in connection with specified corporate transactions may not adequately compensate you for any loss you may experience as a result of such specified corporate transactions.

If certain specified corporate transactions occur on or prior to August 5, 2017, we will under certain circumstances be required to increase the conversion rate of the notes by a number of additional shares of our common stock that will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in the specified corporate transaction. The adjustment to the conversion rate for notes as a result of a specified corporate transaction may not adequately compensate you for any loss in value you may experience as a result of such specified corporate transaction. Furthermore, you will not receive the additional consideration payable as a result of the increase in the conversion rate until the effective date of the specified corporate transaction or later, which could be a significant period of time after you have tendered your notes for conversion. If the specified corporate transaction occurs after August 5, 2017, or if the price paid per share of our common stock in the specified corporate transaction is less than the common stock price at the date of issuance of the notes or above a specified price, there will be no increase in the conversion rate.

Risks relating to our common stock

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are offering up to 12,500,000 shares of common stock (14,375,000 shares of common stock if the over-allotment option is exercised in full) in the common stock offering. Additionally,              shares of our common stock will be issuable upon conversion of the notes offered hereby (         shares if the over-allotment option is exercised in full). Except as described under “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of additional shares of our common stock in the common stock offering, upon conversion of the notes issuable in this offering, or other issuances of our common stock or convertible or other equity linked securities, including our preferred stock, options, and warrants, will dilute the ownership interest of our common stockholders.

The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in the Company. Sales of a substantial number of shares of our common stock or other equity-related securities in the public market, or any hedging or arbitrage trading activity involving our common stock, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

Non-U.S. Holders may be subject to taxes (including withholding taxes) on payments in connection with a disposition of shares of our common stock.

Because we believe that we are a United States real property holding corporation, upon a sale or disposition of our common stock, non-U.S. Holders may be subject to tax (including withholding tax) if (a) our common stock is not regularly traded on a established securities market, or (b) our common stock is regularly traded on an established securities market, and the non-U.S. Holder holds (or within the last five years has held) common stock with a fair market value on the relevant date of determination that is greater than 5% of the total fair market value of our common stock on such date. See “Certain U.S. federal income tax considerations—Foreign Investment in Real Property Tax Act.”

Our charter, bylaws stockholders’ rights agreement and debt covenants could prevent a third party from acquiring us or limit the price that investors might be willing to pay for shares of our common stock.

Provisions of the Delaware General Corporation Law, our certificate of incorporation and our bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could delay or prevent a change in control of and could limit the price that investors might be willing to pay in the future for shares of our common stock.

Our certificate of incorporation also authorizes our Board of Directors to issue new series of common stock and preferred stock without stockholder approval. Depending on the rights and terms of any new series created, and the reaction of the market to the series, your rights or the value of your notes or the common stock issuable upon conversion of the notes could be negatively affected. For example, subject to applicable law, our Board of Directors could create a series of common stock or preferred stock with preferential rights to dividends or assets upon liquidation, or with superior voting rights to our existing common stock. The ability of our Board of Directors to issue these new series of common stock and preferred stock could also prevent or delay a third party from acquiring us, even if doing so would be beneficial to our noteholders and stockholders.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits Delaware corporations from engaging in business combinations specified in the statute with an interested stockholder, as defined in the statute, for a period of three years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares. The application of Section 203 of the Delaware General Corporation Law could also have the effect of delaying or preventing a change of control of us.

We also have a stockholders’ rights agreement that could make it difficult to acquire us without the approval of our Board of Directors. Our stockholders’ rights agreement has been filed with and is publicly available at or from the SEC; see the sections “Where you can find more information” and “Description of capital stock—Stockholders’ rights agreement.”

In addition, some of our debt covenants contained in the indentures for our outstanding public notes and our revolving credit facility may delay or prevent a change in control. Our outstanding notes, other than our outstanding convertible notes, contain change of control provisions that give the holders of our outstanding notes the right to require us to purchase the notes upon a change in control at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest.

We do not have any current intention to pay dividends on our common stock.

On September 14, 2007, our Board of Directors eliminated our quarterly cash dividend. Since that date, we have paid no dividends to our stockholders. We have no current intention to pay dividends. Moreover, we are prohibited by the terms of our revolving credit facility from paying dividends (other than dividends paid in the form of capital stock or through an accretion to the liquidation preference of any capital stock).

Use of proceeds

We estimate that the net proceeds to us from the sale of the notes offered hereby will be approximately $145 million, or $167 million if the underwriters’ over-allotment option is exercised in full (in each case, net of underwriting discounts and commissions and fees and expenses of the offering). We intend to use the net proceeds from this offering for general corporate purposes, including land acquisition and development, home construction, and other related purposes.

Capitalization

The following table sets forth our capitalization as of June 30, 2012:

•	on an actual basis;

•

on an adjusted basis to reflect the completion of this offering of up to $150,000,000 aggregate principal amount of our             % Senior Convertible Notes due 2032 (assuming no exercise of the underwriters’ over-allotment option for this offering); and

•

on a further basis to reflect the issuance of the 12,500,000 shares of our common stock offered in the concurrent common stock offering (assuming an offering price of $6.25 per share, the last reported sale price of our common stock on the NYSE on July 30, 2012 and no exercise of the underwriters’ over-allotment option for the common stock offering). See “Summary—Concurrent common stock offering.”

Neither this offering nor the common stock offering are contingent on the completion of the other.

You should read the following table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the quarter ending June 30, 2012, each of which are incorporated by reference in this prospectus supplement, and with the sections entitled “Description of capital stock” and “Description of other indebtedness” in this prospectus supplement and the “Description of Securities” in the accompanying prospectus.

	As of June 30, 2012
(Dollars in thousands) (unaudited)	Actual	As adjusted for this offering	As further adjusted for this offering and the concurrent common stock offering
Cash and equivalents(1)	$325,312	$470,319	$544,281

Debt:
Secured project debt and other notes payable	$4,934	$4,934	$4,934
6% Convertible Senior Subordinated Notes due 2012, net of discount (2)	38,490	38,490	38,490
6 1/4% Senior Notes due 2014	4,971	4,971	4,971
7% Senior Notes due 2015	29,789	29,789	29,789
10 3/4% Senior Notes due 2016, net of discount(3)	264,352	264,352	264,352
8 3/8% Senior Notes due 2018, net of premium(4)	580,184	580,184	580,184
8 3/8% Senior Notes due 2021, net of discount(5)	396,962	396,962	396,962
% Senior Convertible Notes due 2032	—	150,000	150,000
Mortgage credit facilities	44,427	44,427	44,427

Total debt	1,364,109	1,514,109	1,514,109

Stockholders’ equity:
Preferred Stock, $0.01 par value; 10,000,000 shares authorized; 450,829 shares issued and outstanding at June 30, 2012	5	5	5
Common Stock, $0.01 par value; 600,000,000 shares authorized; 199,933,447 shares issued and outstanding at June 30, 2012(6)	1,999	1,999	2,124
Additional paid-in capital	1,246,058	1,246,058	1,319,895
Accumulated deficit	(585,983)	(585,983)	(585,983)
Accumulated other comprehensive loss, net of tax	(5,455)	(5,455)	(5,455)

Total stockholders’ equity	656,624	656,624	730,586

Total capitalization	$2,020,733	$2,170,733	$2,244,695

(1)	Includes $26.4 million of restricted cash.
(2)	Represents accreted value, with principal amount of $39.6 million.
(3)	Represents accreted value, with principal amount of $280.0 million.
(4)	Represents accreted value, with principal amount of $575.0 million.
(5)	Represents accreted value, with principal amount of $400.0 million.
(6)	Excludes 23.6 million shares of common stock reserved for issuance upon exercise of outstanding share-based awards.

Price range of common stock and dividend policy

Shares of our common stock are listed on the New York Stock Exchange under the symbol “SPF.” The following table sets forth, for the fiscal quarters indicated, the reported high and low intra-day sales prices per share of our common stock as reported on the New York Stock Exchange Composite Tape.

	High	Low
Year ended December 31, 2010:
First quarter	$5.18	$3.47
Second quarter	7.10	3.31
Third quarter	4.30	2.95
Fourth quarter	4.75	3.37
Year ended December 31, 2011:
First quarter	$4.98	$3.50
Second quarter	4.09	3.17
Third quarter	3.65	2.08
Fourth quarter	3.73	2.17
Year ended December 31, 2012:
First quarter	$4.85	$3.05
Second quarter	6.29	4.15
Third quarter (through July 30, 2012)	6.66	5.92

On July 30, 2012, the last reported sale price of our common stock on the New York Stock Exchange was $6.25 per share.

As of July 30, 2012, the number of record holders of our common stock was 1,437.

On September 14, 2007, our Board of Directors eliminated our quarterly cash dividend. Since that date, we have paid no dividends to our stockholders. We have no current intention to pay dividends. Moreover, we are prohibited by the terms of our revolving credit facility from paying dividends (other than dividends paid in the form of capital stock or through an accretion to the liquidation preference of any capital stock).

Description of notes

We will issue the notes under an indenture dated as of April 1, 1999 (the “base indenture”) between us and The Bank of New York Mellon Trust Company N.A. (as successor in interest to J.P. Morgan Trust Company N.A. and The First National Bank of Chicago), as amended and supplemented by a first supplemental indenture dated as of April 13, 1999, a second supplemental indenture dated as of September 5, 2000, a third supplemental indenture dated as of December 28, 2001, a fourth supplemental indenture dated as of March 4, 2003, a fifth supplemental indenture dated as of May 12, 2003, a sixth supplemental indenture dated as of September 23, 2003, a seventh supplemental indenture dated as of March 11, 2004, an eighth supplemental indenture dated as of March 11, 2004, a ninth supplemental indenture dated as of August 1, 2005, a tenth supplemental indenture dated as of August 1, 2005, an eleventh supplemental indenture dated as of February 22, 2006, a twelfth supplemental indenture dated as of May 5, 2006, a thirteenth supplemental indenture dated as of October 8, 2009, a fourteenth supplemental indenture dated as of May 3, 2010, a fifteenth supplemental indenture dated as of December 22, 2010, a sixteenth supplemental indenture dated as of December 22, 2010, a seventeenth supplemental indenture dated as of December 22, 2010 and an eighteenth supplemental indenture to be dated as of August     , 2012 (the “eighteenth supplemental indenture” and, together with the base indenture, the “indenture”), among Standard Pacific Corp., as issuer, the subsidiary guarantors party thereto, and The Bank of New York Mellon, as trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. We have filed a copy of the base indenture, and will file a copy of the eighteenth supplemental indenture, with the Securities and Exchange Commission. A copy of the indenture may also be obtained from us upon request as described under “Where you can find more information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or the notes are referred to, these provisions or defined terms are incorporated in this prospectus supplement by reference. We urge you to read the indenture because that document, and not this description, will define each holder’s rights as a holder of the notes.

For purposes of this description, references to “we,” “our,” “us” and “the Company” refer only to Standard Pacific Corp. and not to its subsidiaries.

General

The notes will mature on August 1, 2032, unless earlier converted, redeemed or repurchased. Each holder has the option to convert its notes into shares of our common stock at an initial conversion rate of              shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $              per share of common stock. The conversion rate is subject to adjustment if certain events described below occur. We will settle conversions of notes by delivering shares of our common stock as described under “—Conversion Procedures—Issuance of Shares upon Conversion.” A holder will not receive any cash payment or additional shares for interest (or additional interest, if any) accrued but unpaid to the conversion date except under the limited circumstances described below.

If any interest payment date, maturity date, redemption date, repurchase date or settlement date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, then the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date, repurchase date or settlement date, as the case may be, to that next succeeding business day.

Neither we nor any of our subsidiaries will be subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “—Repurchase of Notes by Standard Pacific Corp. at Option of Holder upon a Fundamental Change” and “—Conversion Rate Adjustments—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.”

The notes will be issued only in denominations of $1,000 principal amount and integral multiples of that amount. References to “a note” or “each note” in this prospectus supplement refer to $1,000 principal amount of the notes. The notes will be limited to $150 million aggregate principal amount, which may be increased to up to $172.5 million aggregate principal amount if the underwriters’ over-allotment option to purchase additional notes is exercised.

As used in this prospectus supplement, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in the City of New York.

Ranking

The notes will be our general, unsecured, unsubordinated obligations and will rank equally in right of payment with all our existing and future unsecured, unsubordinated indebtedness, including borrowings under our revolving credit facility and our outstanding senior notes, and senior in right of payment to any of our existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will be structurally subordinated to all existing and future obligations (including trade payables) of our subsidiaries that are not guarantors of the notes, and to our secured indebtedness to the extent of the value of the assets securing such indebtedness.

The guarantee of each subsidiary guarantor will be a general, unsecured unsubordinated obligation of such subsidiary guarantor and will rank equally in right of payment with all its existing and future unsecured, unsubordinated indebtedness, including any guarantee, of each subsidiary guarantor, of our borrowings under our revolving credit facility and our outstanding senior notes, and senior in right of payment to any existing and future indebtedness of such subsidiary guarantor that is expressly subordinated in right of payment to the guarantee of such subsidiary guarantor. The guarantee of each subsidiary guarantor will be structurally subordinated to all existing and future obligations (including trade payables) of any subsidiaries of such subsidiary guarantor that are not themselves subsidiary guarantors, and to the secured indebtedness of such subsidiary guarantor to the extent of the value of the assets securing such indebtedness.

In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or any subsidiary guarantor, the assets of the Company or such subsidiary guarantor, as applicable, that secure secured debt of the Company or such subsidiary guarantor, as applicable, will be available to pay obligations on the notes or the applicable subsidiary guarantee only after all the indebtedness secured by those assets has been repaid in full from the assets that secure it. That will reduce the assets available to pay amounts due on the notes, the applicable subsidiary guarantee and other unsecured indebtedness of the Company or such subsidiary guarantor, as applicable.

As of June 30, 2012, the principal amount of our homebuilding debt outstanding was $1,334.3 million (excluding indebtedness relating to our mortgage banking operation and letter of credit facilities of our Unrestricted Subsidiaries), including $4.9 million of secured indebtedness. Assuming we had consummated this offering as of such date, the principal amount of our homebuilding debt would have been approximately $1,484.3 million (including the notes, but excluding indebtedness relating to our mortgage banking operations and letter of credit facilities of our Unrestricted Subsidiaries), $4.9 million of which would be secured and effectively senior to the notes and $39.6 million of which would be subordinated to the notes.

Subsidiary Guarantees

Each Restricted Subsidiary of the Company that is a guarantor of the Company’s obligations under the Other Public Notes (except for Inactive Subsidiaries) will unconditionally, jointly and severally, and irrevocably guarantee, on an unsubordinated basis, punctual payment when due whether at stated maturity or otherwise, by acceleration or otherwise, of all obligations of the Company under the indenture and the notes, whether for payment of principal of or interest on the notes, or otherwise. The obligations of each subsidiary guarantor under its guarantee will be limited with the objective to prevent the guarantee from constituting a fraudulent conveyance under applicable law. There can be no assurance that such limitation would be enforced by a court considering the issue. For instance, in a Florida bankruptcy case, this type of limitation was found to be ineffective to preserve the subsidiary guarantees challenged in such case. If notwithstanding such limitation a guarantee of a subsidiary guarantor were avoided, the notes would be structurally subordinated to the obligations of such subsidiary. See “Risk Factors—The guarantees by the subsidiary guarantors may not be enforceable and, under specific circumstances, courts may void the guarantees and require holders of the notes to return payments received from the subsidiary guarantors.” Each subsidiary guarantor that makes a payment under its guarantee will be entitled upon payment in full of all guaranteed obligations under the indenture to a contribution from each other subsidiary guarantor in an amount equal to such other guarantor’s pro rata portion of such payment based on the respective adjusted net assets (as defined) of all the subsidiary guarantors at the time of such payment.

The Company shall not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee, assume or in any manner become liable with respect to any of the Other Public Notes or other Debt Securities (other than existing guarantees of the Other Public Notes by Inactive Subsidiaries) unless such Restricted Subsidiary contemporaneously executes and delivers a supplemental indenture to the indenture providing for the guarantee of the notes on the same terms as the guarantee of such Other Public Notes or such other Debt Securities (except that the guarantee of any Other Public Notes or Debt Securities that are subordinated to the notes shall be subordinated to the guarantee of the notes to the same extent as such Other Public Notes or Debt Securities are subordinated to the notes).

The guarantee of a subsidiary guarantor will be released upon:

A.	the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a subsidiary guarantor (or all or substantially all its assets or its capital stock) to an entity which is not (after giving effect to such transaction) a Restricted Subsidiary or the Company;

B.	any Restricted Subsidiary ceasing to be a Restricted Subsidiary; or

C.	any subsidiary guarantor ceasing to guarantee all Other Public Notes and any other Debt Securities;

and in each such case such subsidiary guarantor shall be deemed automatically and unconditionally released and discharged from all the subsidiary guarantor’s obligations under the guarantee with respect to the notes without any further action required on the part of the subsidiary guarantor, the Company, the trustee or any holder of the notes. In the event of a transfer of all or substantially all of the assets or capital stock of any subsidiary guarantor to an entity which is not (after giving effect to such transaction) a Restricted Subsidiary or the Company, the person acquiring such assets or stock of such subsidiary guarantor shall not be subject to the subsidiary guarantor’s obligations under the guarantee. An Unrestricted Subsidiary that is a subsidiary guarantor shall be deemed automatically and unconditionally released and discharged from all obligations under the guarantee upon notice from the Company to the trustee to such effect, without any further action required on the part of the subsidiary guarantor, the Company, the trustee or any holder of the notes.

Certain terms used in this section are defined under “—Certain Definitions”

Interest

The notes will bear interest at the rate of             % per year and, if applicable, additional interest in the circumstances described under “—Events of Default; Notice and Waiver.” Interest (including additional interest, if any) will be payable semi-annually in arrears in cash on February 1 and August 1 of each year, beginning February 1, 2013.

Interest on a note (including additional interest, if any) will be paid on each interest payment date to the person in whose name the note is registered at the close of business on January 15 or July 15, as the case may be (each, a “record date”), immediately preceding that interest payment date (whether or not that record date is a business day); provided, however, that accrued and unpaid interest (including additional interest, if any) payable upon redemption or repurchase by us will be paid to the person to whom principal is payable, unless the redemption date, repurchase date or fundamental change repurchase date, as the case may be, is after a record date and on or prior to the related interest payment date, in which case interest will be paid to the record holder on the record date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from the issue date or from the most recent date to which interest has been paid or duly provided for.

Upon conversion of a note, a holder will not receive any cash or shares in payment of interest (including additional interest, if any) except as described in the second paragraph below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares as described below under “—Conversion Procedures—Issuance of Shares upon Conversion.” Our delivery to a holder of shares of common stock as described below under “—Conversion Procedures—Issuance of Shares upon Conversion,” together with any cash payment in lieu of any fractional share, will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued but unpaid interest (including additional interest, if any) to, but excluding, the conversion date.

As a result, accrued but unpaid interest (including additional interest, if any) to, but excluding, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a general discussion of the U.S. federal income tax treatment upon receipt of our common stock upon conversion, see “Certain U.S. federal income tax considerations.”

Notwithstanding the preceding two paragraphs, if notes are converted after the close of business on a record date but prior to the opening of business on the interest payment date to which that record date relates, holders of those notes at the close of business on the record date will receive the full amount of interest (including additional interest, if any) payable with regard to those notes on the corresponding interest payment date notwithstanding the conversion. The converted notes must, upon surrender for conversion, be accompanied by funds equal to the amount of interest (including additional interest, if any) payable with regard to those notes on the next succeeding interest payment date; provided that no such payment need be made:

•	for conversions following the record date immediately preceding the maturity date;

•	if we have specified a redemption date or fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest (and any additional interest) that may exist at the time of conversion with respect to such note.

Optional Redemption by Standard Pacific Corp.

Prior to August 5, 2017, the notes will not be redeemable. At any time on or after August 5, 2017 and prior to the maturity date, we may redeem the notes for cash, in whole or in part, from time to time, for a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date. If the redemption date occurs after a record date and prior to the corresponding interest payment date, we will pay interest (including additional interest, if any) on that interest payment date to the record holder on the relevant record date and the redemption price will be equal to 100% of the principal amount of the notes that are being redeemed.

We will provide not less than 30 nor more than 60 days’ notice of redemption by mail to the trustee, the paying agent and each registered holder of notes that are to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those notes or the portions of those notes called for redemption.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples of that amount) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of a holder’s notes for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be from the portion selected for redemption.

We may not redeem the notes at a time when we have failed to pay any interest (including additional interest, if any) on the notes when due and such failure to pay is continuing.

Conversion Rights

General

Holders may convert their notes into shares of our common stock at the conversion rate at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date.

The conversion rate will initially be              shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $              per share of common stock). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and the applicable conversion rate (and therefore, the applicable conversion price) will be subject to adjustment as described below. A holder may convert fewer than all of its notes so long as the notes the holder converts are an integral multiple of $1,000 principal amount.

Upon conversion of a note, we will satisfy our conversion obligation by delivering shares of our common stock as set forth below under “Conversion Procedures—Issuance of Shares upon Conversion.” The trustee initially will act as the conversion agent.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because a holder requests that the shares of common stock be issued or delivered to another person, in which case the holder will pay that tax.

For purposes of the indenture:

“Trading day” means a day during which trading in our common stock generally occurs on the NYSE or, if our common stock is not listed on the NYSE, then a day during which trading in our common stock generally occurs on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, then on the principal other market on which our common stock is then traded or quoted. If our common stock (or other security for which a last reported sale price or trading price must be determined) is not so listed or traded, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

Termination of Conversion Right upon Redemption

If we call any or all of the notes for redemption, the right to convert the notes called for redemption will expire at the close of business on the scheduled trading day prior to the redemption date, unless we default in the payment of the redemption price, in which case a holder of notes may convert its notes until the redemption price has been paid or duly provided for.

Conversion Procedures

If notes are issued in certificated form, in order to convert a note held in certificated form, a holder must do each of the following:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice, and deliver this notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

If a holder’s interest is a beneficial interest in a global note, in order to convert the holder must comply with the last three requirements listed above for conversions of certificated notes and comply with the depositary’s procedures for converting a beneficial interest in a global note.

The day a holder complies with these requirements is the “conversion date” under the indenture. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date.

If a holder has already delivered a repurchase notice as described under either “—Repurchase of Notes by Standard Pacific Corp. at Option of Holder” or “—Repurchase of Notes by Standard Pacific Corp. at Option of Holder upon a Fundamental Change” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

The conversion agent initially will be the trustee. A holder may obtain copies of the required form of conversion notice from the conversion agent (if applicable). A stock certificate or certificates will be delivered to the holder, or a book-entry transfer through DTC will be made, for the number of shares of common stock deliverable to such holder, as described under “—Issuance of Shares upon Conversion.”

Issuance of Shares upon Conversion

In satisfaction of our obligation upon conversion of notes, we will deliver shares of our common stock to the holder of the notes (other than as described under “—Conversion Rate Adjustments”), together with cash in lieu of any fractional shares of common stock, on the third business day after the relevant conversion date. We will deliver to the converting holder a number of shares of common stock equal to the product of (1) the aggregate principal amount of notes to be converted, divided by $1,000 and (2) the conversion rate.

We will not issue fractional shares. Instead, we will deliver cash in lieu of any fractional share of common stock issuable upon conversion based on the last reported sale price of the common stock on the relevant conversion date.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of three nationally recognized independent investment banking firms we select. Any such determination will be conclusive absent manifest error.

Conversion Rate Adjustments

The applicable conversion rate will be adjusted only as described below; provided, however, that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as the common stockholders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate immediately prior to the event that otherwise would result in a conversion rate adjustment, multiplied by the principal amount (expressed in thousands) of notes held by such holder, without having to convert their notes.

(1)	If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	OS’
OS0

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be;

CR’ = the new conversion rate in effect immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date of such share split or share combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the close of business on the record date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be; and

OS’ = the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made pursuant to this clause (1) shall become effective immediately after (x) the close of business on the record date for such dividend or distribution or (y) the open of business on the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the new conversion rate shall be immediately readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we distribute to all or substantially all holders of our common stock any rights or warrants entitling them to purchase, for a period of not more than 45 days after the declaration date for the distribution, shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the ten consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the record date for such distribution;

CR’ = the new conversion rate in effect immediately after the close of business on the record date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the close of business on the record date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution.

For purposes of this clause (2), in determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than the applicable last reported sale prices of our common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration received by us for such rights or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined in good faith by our board of directors.

Any increase made under this clause (2) will be made successively whenever any such rights or warrants are distributed and shall become effective immediately after the close of business on the record date for such distribution. If any right or warrant described in this clause (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of our common stock actually delivered. If such rights or warrants are not so distributed, the conversion rate shall be decreased, effective as of the date our board of directors determines not to distribute such rights or warrants, to the conversion rate that would then be in effect if the record date for the distribution had not occurred.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions, rights or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	SP0
SP0 – FMV

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the record date for such distribution;

CR’ = the new conversion rate in effect immediately after the close of business on the record date for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the ten consecutive trading day period ending on and including the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined in good faith by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants, distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

An adjustment to the conversion rate made pursuant to the above portion of this clause (3) shall become effective immediately after the close of business on the record date for the applicable distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit that are, or when issued, will be, traded on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the ex-dividend date of the spinoff will be increased based on the following formula:

CR’ = CR0 x	FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the tenth trading day immediately following, and including, the ex-dividend date of the spin-off;

CR’ = the new conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the ex-dividend date of the spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest (determined by reference to the definition of “last reported sale price” set forth under “— Issuance of Shares upon Conversion” as if references therein to our common stock were to such capital stock or similar equity interest) distributed to holders of our common stock applicable to one share of our common stock over the first ten consecutive trading day period immediately following, and including, the ex-dividend date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first ten consecutive trading day period immediately following, and including, the ex-dividend date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph of this clause (3) will occur immediately after the close of business on the tenth trading day immediately following, and including, the ex-dividend date of the spin-off; provided that, for purposes of determining the conversion rate in respect of any conversion during the ten trading days following the effective date of any spin-off, references within the portion of this clause (3) related to “spin-offs” to ten trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the relevant conversion date.

If any such dividend or distribution described in this clause (3) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	SP0
SP0 – C

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

CR’ = the new conversion rate in effect immediately after the close of business on the record date for such dividend or distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

An adjustment to the conversion rate made pursuant to this clause (4) shall become effective immediately after the close of business on the record date for the applicable dividend or distribution. If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR0 x	AC + (SP’ x OS’)
OS0 x SP’

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the last trading day of the ten consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires;

CR’ = the new conversion rate in effect immediately following the close of business on the last trading day of the ten consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined in good faith by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the expiration of such tender or exchange offer (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS’ = the number of shares of our common stock outstanding immediately after the expiration of such tender or exchange offer (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP’ = the average of the last reported sale prices of our common stock over the ten consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under this clause (5) shall become effective immediately following the close of business on the tenth trading day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the conversion rate in respect of any conversion during the ten trading days following the date that any tender or exchange offer expires, references within this clause (5) to ten trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date. If we or one of our subsidiaries is obligated to purchase our common stock pursuant to any such tender or exchange offer but are permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new conversion rate shall be readjusted to be the conversion rate that would be in effect if such tender or exchange offer had not been made.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee of our board of directors, statute, contract or otherwise).

In addition to these adjustments, we may in our sole discretion increase the conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law and exchange listing requirements, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes that determination, it will be conclusive. We will give holders of notes at least 15 days’ prior notice of such an increase in the conversion rate.

To the extent that we have a rights plan in effect upon any conversion of the notes into common stock, a holder will receive, in addition to the common stock, if any, the rights under the rights plan, unless, prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as described in clause (3) above. A further adjustment will occur as described in clause (3) above if such rights become exercisable to purchase different securities, evidences of indebtedness or assets, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•

any recapitalization, reclassification, or change of our common stock (other than changes resulting solely from a subdivision or combination for which an adjustment to the conversion rate is made pursuant to clause (1) above);

•	a consolidation, merger, binding share exchange or combination involving us;

•	a sale, lease or conveyance to another person or entity of all or substantially all of our assets; or

•	any statutory share exchange,

in each case, in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, we or the successor or purchasing company, as the case may be, will execute with the trustee a supplemental indenture providing that, at and after the effective time of such transaction, upon conversion by a holder of its notes, such holder will be entitled to receive the same type of consideration that it would have been entitled to receive had it owned a number of shares of our common stock equal to the conversion rate immediately prior to such transaction (or if there is more than one such transaction, before the first of those transactions) multiplied by the principal amount of the notes converted divided by $1,000 (the “reference property”). The supplemental indenture will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described in this “—Conversion Rate Adjustments” section. However, at and after the effective time of the transaction, the number of shares of our common stock otherwise deliverable upon conversion of the notes as set forth under “—Conversion Procedures—Issuance of Shares upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction. In addition, any increase in the conversion rate by the additional shares as described under “—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change” below will not be payable in additional shares of our common stock, but will represent a right to receive the aggregate amount of cash, securities and other property into which the additional shares would convert in the transaction from the surviving entity (or a direct or indirect parent thereof). If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to purchase their notes upon a fundamental change as described under “—Repurchase of Notes by Standard Pacific Corp. at Option of Holder upon a Fundamental Change” below, as our board of directors (or an authorized committee thereof) reasonably considers necessary by reason of the foregoing. If the holders receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under “—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of our common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (except on account of share combinations).

We will not make any adjustment to the conversion rate except as specifically set forth in this “Conversion Rate Adjustments” section and the “—Adjustment of Prices” and “—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change” sections.

Without limiting the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program or employee stock purchase plan of or assumed by us or any of our subsidiaries; upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	solely for a change in the par value of the common stock; or

•	for accrued and unpaid interest, including additional interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment to the applicable conversion rate will be required unless the adjustment would require an increase or decrease of at least 1.0% of the applicable conversion rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than 1.0% will be carried forward and be made on the first to occur of (i) any subsequent adjustment when the cumulative net effect of all adjustments not yet made will result in a change of at least 1.0% of the applicable conversion rate, and (ii) any conversion of the notes.

You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See “Certain U.S. federal income tax considerations—U.S. Holders—Constructive Distributions” and “—Non-U.S. Holders—Dividends.”

Adjustment of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices or the “stock price” for purposes of a make-whole fundamental change over a span of multiple days, our board of directors will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the record date of the event occurs, at any time during the period when such last reported sale prices or stock prices are to be calculated.

Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change

If the effective date of a “make-whole fundamental change” (as defined below) occurs on or prior to August 5, 2017, we will increase the conversion rate for the notes surrendered for conversion in connection with such make-whole fundamental change by a number of additional shares (the “additional shares”) as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for an exception or exclusion from the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).

A “make-whole fundamental change” means (i) any “change of control” (as defined below) described under clause (1), (2) or (3) of the definition thereunder, determined after giving effect to any exceptions or exclusions from such definition but without giving effect to the exclusion described in the bullet point under clause (3), or (ii) any “termination of trading” (as defined below).

The number of additional shares will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed paid) per share of our common stock in the make-whole fundamental change. If holders of our common stock receive only cash in the corporate transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading days immediately prior to, but excluding, the effective date of the make-whole fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under “—Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price, effective date and number of additional shares per $1,000 principal amount of notes:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$

August , 2012

August 1, 2013

August 1, 2014

August 1, 2015

August 1, 2016

August 5, 2017

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the earlier and later effective dates, as applicable, based on a 365-day year.

•

If the stock price is in excess of $             per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•

If the stock price is less than $             per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed              per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

See “Certain U.S. federal income tax considerations—U.S. Holders—Constructive Distributions” and “—Non-U.S. Holders—Dividends.”

Repurchase of Notes by Standard Pacific Corp. at Option of Holder

On each of August 1, 2017, August 1, 2022 and August 1, 2027 (each, a “repurchase date”), any holder may require us to repurchase for cash all or any portion of their outstanding notes for which that holder has properly delivered and not withdrawn a written repurchase notice. The repurchase price will equal 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the relevant repurchase date. If the relevant repurchase date occurs after a record date and on or prior to the corresponding interest payment date, we will pay such interest (including additional interest, if any) on such interest payment date to the holder of record on the relevant record date and the repurchase price shall be equal to 100% of the principal amount of the notes.

In connection with the repurchase of notes, we will notify the trustee, the paying agent and the holders of notes, not less than 20 business days prior to each repurchase date, of their right to require us to repurchase their notes, the repurchase price, the last date on which a holder may exercise the repurchase right, the name and address of the paying agent, and the repurchase procedures that holders must follow to require us to repurchase their notes.

A holder may submit a repurchase notice to the paying agent (which initially will be the trustee) at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the business day immediately preceding such repurchase date. Any repurchase notice given by a holder electing to require us to repurchase notes shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the applicable repurchase date and must state:

•

if certificated notes have been issued, the certificate numbers of the holders’ notes to be delivered for repurchase (or, if the notes are not issued in certificated form, the notice of repurchase must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

A holder may withdraw its repurchase notice in whole or in part by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the principal amount of notes being withdrawn;

•

if certificated notes have been issued, the certificate numbers of the notes being withdrawn (or, if the notes are not issued in certificated form, the notice of withdrawal must comply with appropriate DTC procedures); and

•	the principal amount of the notes, if any, that remain subject to the repurchase notice.

In connection with the repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other schedule required under the Exchange Act.

Our obligation to pay the repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder effecting book-entry transfer of the notes or delivering certificated notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the relevant repurchase date and the time of book-entry transfer or delivery of certificated notes, together with such endorsements as may be necessary.

If the paying agent holds money sufficient to pay the repurchase price of the notes for which a repurchase notice has been delivered and not validly withdrawn in accordance with the terms of the indenture, then, immediately after the applicable repurchase date, such notes will cease to be outstanding and interest (including additional interest, if any) on the notes will cease to accrue, whether or not the notes are transferred by book entry or delivered to the paying agent. Thereafter, the holder will have no rights with respect to the notes, other than the right to receive the repurchase price upon book-entry transfer of the notes or delivery of the notes.

Our ability to repurchase notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through the terms of our then-existing borrowing arrangements or otherwise. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we fail to repurchase notes when required, we will be in default under the indenture.

Repurchase of Notes by Standard Pacific Corp. at Option of Holder upon a Fundamental Change

If a fundamental change (as defined below) occurs, unless we have exercised our option to redeem the notes by notifying the holders to that effect as described above, we will be required to make an offer (a “fundamental change offer”) to each holder of notes to repurchase all or any part (equal to $1,000 or integral multiples of that amount) of that holder’s notes on the terms set forth in the notes. In a fundamental change offer, we will be required to offer payment (a “fundamental change payment”) in cash equal to 100% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest (including additional interest, if any) on the notes that are repurchased to, but excluding, the repurchase date (a “fundamental change repurchase date”). If a fundamental change repurchase date occurs after a record date and on or prior to the corresponding interest payment date, we will pay the interest due (including additional interest, if any) on that interest payment date to the holder of record on the relevant record date and the fundamental change payment will be equal to 100% of the principal amount of the notes that are being repurchased.

Within 20 days following the occurrence of any fundamental change (or, at our option, prior to a fundamental change, but after public announcement of the transaction or condition that constitutes or may constitute the fundamental change), we will provide notice to the holders of notes, the trustee and the paying agent describing the transaction or condition that constitutes or may constitute a fundamental change and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 20 days and no later than 35 days from the date that notice is provided, other than as may be required by law (a “fundamental change repurchase date”). The notice will state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture;

•	the procedures that holders must follow to require us to repurchase their notes; and

•

if provided prior to the date of consummation of the fundamental change, that the fundamental change notice is conditioned on the fundamental change occurring on or prior to the applicable fundamental change payment date.

To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice. We will be required to repurchase the notes on the fundamental change repurchase date.

Our obligation to pay the fundamental change repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder effecting book-entry transfer of the notes or delivering certificated notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of certificated notes, together with such endorsements as may be necessary.

If the paying agent holds money sufficient to pay the repurchase price of the notes for which a repurchase notice has been delivered and not validly withdrawn in accordance with the terms of the indenture, then, immediately after the fundamental change repurchase date, the notes will cease to be outstanding and interest (including additional interest, if any) on the notes will cease to accrue, whether or not the notes are transferred by book entry or delivered to the paying agent. Thereafter, the holder will have no rights with respect to the notes, other than the right to receive the repurchase price upon book-entry transfer of the notes or delivery of the notes.

We will not be required to make a fundamental change offer upon the occurrence of a fundamental change if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party purchases all notes properly tendered and not withdrawn under its offer.

Our failure to make a fundamental change offer when we are required to do so and to repurchase the notes that are properly tendered and not withdrawn would result in a default under the notes.

We will comply with the requirements of Rules 14e-1 and 13e-4 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of notes as a result of a fundamental change. To the extent that the provisions of any such securities laws or regulations conflict with the fundamental change provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the fundamental change offer provisions of the notes by virtue of such compliance.

A “fundamental change” will be deemed to have occurred at any time after the notes are originally issued upon the occurrence of a change of control (as defined below) or a termination of trading (as defined below), other than a temporary termination of trading, in our common stock.

A “change of control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than the Company or one of our subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, or any recapitalization, reclassification, or change of our voting stock occurs, in any such case where any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than:

•

any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or

(4) the adoption by our stockholders of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, if a transaction or transactions described in clause (3) above occurs, a “change of control” will not be deemed to have occurred pursuant to such clause if 90% or more of the consideration in the transaction or transactions received by holders of our common stock consists of common stock traded or to be traded immediately following such transaction or transactions on the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors), and such consideration (of which 90% or more is such listed common stock) becomes the “reference property” into which the notes are convertible as described under “—Conversion Rate Adjustments” above.

The term “person,” as used in this definition of change of control, has the meaning given to it in Section 13(d) (3) of the Exchange Act.

The definition of “change of control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

A “termination of trading” will be deemed to occur when our common stock (or other common shares into which the notes are then convertible) is not listed for trading on the New York Stock Exchange or the Nasdaq Global Select Market.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d) (3) of the Exchange Act) as of any date, the capital stock of that person that is at the time entitled to vote generally in the election of the board of directors of that person.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to securityholders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent required at that time.

The term “fundamental change” is limited to specified transactions and does not include other events that might adversely affect our financial condition or business operations. The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change repurchase feature of the notes but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

Furthermore, holders may not be entitled to require us to repurchase their notes upon a fundamental change or may not be entitled to an increase in the conversion rate upon conversion as described under “—Conversion Rate Adjustments—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change” in certain circumstances involving a significant change in the composition of our board of directors.

Our ability to repurchase notes for cash upon the occurrence of a fundamental change may be limited by restrictions on our ability to obtain funds for such repurchase through the terms of our then-existing borrowing arrangements or otherwise. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right.

Any existing or future credit agreements or other agreements relating to our or our subsidiaries’ indebtedness could contain provisions prohibiting repurchase of the notes under certain circumstances or could provide that a fundamental change (or a particular type of fundamental change) constitutes an event of default under that agreement. If any agreement governing our indebtedness prohibits or otherwise restricts us from repurchasing the notes at a time when we become obligated to do so, we could seek the consent of the lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain such a consent or refinance the debt, we would not be permitted or may not have funds available to repurchase the notes without potentially causing a default under this debt. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of other of our indebtedness.

The fundamental change purchase feature of the notes may in certain circumstances make it more difficult or discourage a takeover of the Company. The fundamental change purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of our common stock;

•	to obtain control of us by means of a merger, tender offer, solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

Instead, the fundamental change repurchase feature is a term commonly contained in securities similar to the notes.

Consolidation, Merger or Sale of Assets

We may not consolidate with or merge with or into any other corporation, or transfer all or substantially all of our assets to any entity, unless:

•

either (a) we are the surviving corporation or (b) the resulting, surviving or transferee entity (if other than us) is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such entity expressly assumes by supplemental indenture all of our obligations under the notes and the indenture;

•	immediately after giving effect to, and as a result of, such transaction, no default has occurred and is continuing under the indenture; and

•	we have delivered to the trustee certain certificates and opinions of counsel as required by the indenture.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which we are not the surviving corporation, the successor person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, ours, and we shall be discharged from our obligations, under the notes and the indenture.

Except as provided under “—Subsidiary Guarantees,” no subsidiary guarantor will be permitted to transfer all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such subsidiary guarantor is the surviving person), another person unless:

•

the person acquiring the property in any such transfer or the person formed by or surviving any such consolidation or merger (if other than the subsidiary guarantor) unconditionally assumes all the obligations of that subsidiary guarantor under the indenture (including its guarantee of the notes) pursuant to an agreement reasonably satisfactory to the trustee; and

•	immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing;

provided, that, nothing contained in the indenture or in any of the notes shall prevent any consolidation or merger of a subsidiary guarantor with or into the Company or another subsidiary guarantor, or shall prevent any transfer of all or substantially all assets of a subsidiary guarantor to the Company or another subsidiary guarantor. Upon any such consolidation, merger or transfer between a subsidiary guarantor and the Company or another subsidiary guarantor, the guarantee given by the non-surviving or transferring subsidiary guarantor in the transaction shall no longer have any force or effect.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to repurchase the notes of such holder as described above.

An assumption by any person of our obligations under the notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default; Notice and Waiver

The following will constitute “events of default” under the indenture, subject to any additional limitations and qualifications included in the indenture:

•	our failure to pay any interest (including additional interest, if any) on the notes when due and such failure continues for a period of 30 days past the applicable due date;

•

our failure to pay any principal with respect to any note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

•	our failure to provide notice of the occurrence of a fundamental change as described under “—Repurchase of Notes by Standard Pacific Corp. at Option of Holder upon a Fundamental Change” when required;

•

a default in our obligation to deliver the conversion consideration due upon conversion of the notes in accordance with the indenture upon conversion of any notes and such default continues for a period of 10 business days past the applicable settlement date;

•

our failure to deliver the additional shares on the relevant delivery date as described under “—Conversion Rate Adjustments—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change” and such default continues for a period of 10 business days past the applicable delivery date;

•	our failure to comply with our obligation to repurchase the notes at the option of a holder upon a fundamental change as required by the indenture or on any other repurchase date;

•

our failure to perform any other covenant or warranty in the indenture, continued for 30 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received as provided in the indenture;

•

default under any mortgage, indenture or instrument under which is issued or which secures or evidences Indebtedness of the Company or any Restricted Subsidiary (other than the notes and Non-Recourse Indebtedness) which default constitutes a failure to pay principal of such Indebtedness in an amount of $35 million or more when due and payable (other than as a result of acceleration) or results in Indebtedness (other than the notes and Non-Recourse Indebtedness) in the aggregate of $35 million or more becoming or being declared due and payable before it would otherwise become due and payable;

•

entry of a final judgment for the payment of money against the Company or any Restricted Subsidiary in an amount of $5 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal such judgment has expired or becomes subject to an enforcement proceeding;

•

except as permitted by the indenture, any guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any subsidiary guarantor, or any person acting on behalf of any subsidiary guarantor, shall deny or disaffirm its obligations under its guarantee; or

•	certain events of bankruptcy, insolvency or reorganization.

The trustee shall give notice to holders of the notes of any continuing default known to the trustee within 90 days after the occurrence thereof; provided, that the trustee may withhold such notice, to any default other than a default in payment of principal of or interest on the notes, if it determines in good faith that withholding the notice is in the interests of the holders.

The holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee; provided that such directions shall not be in conflict with any law or the Indenture and are subject to certain other limitations. The trustee may refuse to exercise any right or power under the indenture at the direction of such holders if the trustee has not been provided with indemnity satisfactory to it. No holder of notes will have any right to pursue any remedy with respect to the indenture or the notes, unless:

•	such holder shall have previously given the trustee written notice of a continuing event of default;

•	the holders of at least a majority in aggregate principal amount of the outstanding notes shall have made a written request to the trustee to pursue such remedy;

•	such holder or holders have offered to the trustee reasonable indemnity satisfactory to the trustee;

•	the trustee shall have failed to comply with the request within 60 days after receipt of such request and offer of indemnity; and

•	the holders of a majority in aggregate principal amount of the notes have not given the trustee a direction inconsistent with such request.

Notwithstanding the foregoing, the right of any holder of any note to receive payment of the principal of and interest on such note on the stated maturity expressed in such note or to institute suit for the enforcement of any such payments shall not be impaired or adversely affected without such holder’s consent. The holders of at least a majority in aggregate principal amount of the notes may waive an existing default or event of default and its consequences, other than: any default or event of default in any payment of the principal of or interest on any note; or any default or event of default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the holder of each note as described in “—Modifications of the Indenture” below.

The Company is required to deliver to the trustee an annual certificate regarding compliance with the indenture, and include in such certificate, if any officer of the Company is aware of any default or event of default, a statement describing such default or event of default, if any.

Notwithstanding the foregoing (but subject to the last sentence of this paragraph), the indenture will provide that, at our option (exercised by notice to the holders prior to the occurrence of the applicable event of default), the holders’ sole remedy for an event of default relating to the failure to comply with the reporting obligations described herein under the caption “—Reporting”, will for the 180 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% of the principal amount of the notes per annum for each day during the first 90 days after the occurrence of such an event of default and 0.50% of the principal amount of the notes per annum for each day from the 91st day until the 180th day following the occurrence of such an event of default. The additional interest will accrue on all outstanding notes from, and including, the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to, but excluding, the 180th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 180th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 180th day), such additional interest will cease to accrue and the notes will be subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. The foregoing provisions of this paragraph shall not be applicable in the event that the failure to comply with reporting obligations that gives rise to an event of default under the indenture also gives rise to a default under, and results in the acceleration of, other indebtedness for borrowed money of us or our subsidiaries (other than indebtedness that is non-recourse to us or any of our subsidiaries), in which case the event of default under the indenture shall be subject to the remedies that are otherwise applicable as provided above.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture with respect to the notes by delivering to the trustee for cancellation all outstanding notes.

Defeasance

The provisions of the indenture described in the prospectus under “Description of Securities—Debt Securities—Defeasance” will not apply to the notes.

Modifications of the Indenture

With the consent of the holders of not less than a majority in principal amount of the notes at the time outstanding, we and the trustee may modify the indenture or any supplemental indenture or the rights of the holders of the notes. However, without the consent of each holder of notes which is affected, we cannot, among other actions:

•	reduce the rate of or change the time for payment of interest;

•	reduce the principal of or change the fixed maturity of the notes;

•	make any change that impairs or adversely affects the conversion rights of any notes;

•

reduce the redemption or repurchase price or make any other change in any manner adverse to any holders of the notes with respect to our obligations to redeem or repurchase the securities, including in connection with a fundamental change;

•	make any note payable in money or at a place other than that stated in the notes;

•	modify certain provisions of the indenture relating to waivers that require the consent of holders;

•

modify the provision confirming that the rights of holders to receive payment of principal and interest with respect to any note, on or after the respective due dates, or to bring suit to enforce such payment on or after such respective dates, shall not be impaired or affected;

•	adversely modify the ranking or priority of the notes; or

•	waive a continuing default in the payment of principal of or interest on the notes.

In addition, without the consent of the holders of all of the notes then outstanding, we cannot reduce the percentage of notes the holders of which are required to consent to any such amendment, supplement or waiver.

Without the consent of any holder, we and the trustee may amend the indenture to:

•	add covenants, agreements and obligations applicable to us for the benefit of the holders of notes or to surrender any right or power conferred by the indenture upon us;

•	evidence the assumption by a successor corporation of our or any subsidiary guarantor’s obligations under the indenture and the notes;

•

appoint a successor trustee with respect to the notes and to add to or change any provision of the indenture as is necessary to provide for or facilitate the administration of any trusts created pursuant to the indenture by more than one trustee;

•	establish the form or terms of and provide for any series of unissued debt securities;

•	provide that specific provisions of the indenture will not apply to a particular series of unissued debt securities;

•	provide for uncertificated securities in addition to or in place of certificated securities;

•	cure any ambiguity, omission, defect or inconsistency;

•	secure the notes, provide additional guarantees and release subsidiary guarantees in accordance with the provisions of the indenture;

•	conform the text of the indenture to any provision of this “Description of Notes” section in the prospectus supplement, as supplemented by the related pricing term sheet; or

•	make any change that does not adversely affect the rights of any holder of notes.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any consent required from that holder, may be subject to the requirement that the holder shall have been the holder of record of notes with respect to which the consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the indenture and under the notes, unless otherwise set forth above. These calculations include, but are not limited to, determinations of the closing prices of our common stock, the amount of accrued interest (including additional interest, if any) payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on the holders of notes. Upon request from the trustee, the conversion agent or any holder, we will provide a schedule of our calculations to such party, and each such party is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee, Paying Agent and Conversion Agent

We have appointed The Bank of New York Mellon Trust Company N.A., the trustee under the indenture, as initial paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

Notices

Except as otherwise provided in this “Description of notes” or the indenture, notices to holders of the notes will be given by mail to the addresses of holders of the notes as they appear in the notes register; provided that notices given to holders holding notes in book-entry form may be given through the facilities of DTC or any successor depository.

No Stockholder Rights for Holders of Notes

Holders of notes, as such, will not have any rights as stockholders of the Company (including, without limitation, voting rights or rights to receive any dividends or other distributions on our common stock).

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or partner of the Company, as such, will have any liability for any obligations of the Company under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Unclaimed Money

If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest on, the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish (in no event later than five days after we request repayment) in a newspaper of general circulation in the City of New York, or mail to each registered holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

Governing Law

The laws of the State of New York will govern the indenture and the notes.

Reporting

The indenture will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be provided to the trustee within 15 days after they are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed provided to the trustee as of the time such documents are filed via EDGAR.

In addition, we agree that, if at any time we are not required to file with the SEC the reports described in the preceding paragraph, we will furnish to the holders or beneficial holders of the notes or the common stock issuable upon conversion of the notes and to securities analysts and prospective investors, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as these securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act (“Rule 144”), assuming these securities have not been owned by an affiliate of ours.

Form, Denomination, Exchange, Registration and Transfer

The notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

If there are certificated notes, holders may present notes for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the Corporate Trust Office of the trustee.

Global Securities

The notes will be issued in the form of one or more global securities (“Global Securities”) that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”). Interests in the Global Securities will be issued only in denominations of $1,000 principal amount or integral multiples of that amount. Unless and until it is exchanged in whole or in part for securities in definitive form, a Global Security may not be transferred except as a whole to a nominee of DTC for such Global Security, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary.

Payment and Paying Agent

We will maintain an office or agent in the United States where we will pay the principal on the notes, and a holder may present notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee.

Payments on the notes represented by the global note referred to below will be made to The Depository Trust Company, New York, New York, which is referred to in this prospectus supplement as DTC, or its nominee, as the case may be, as the registered owner thereof, in immediately available funds.

Certain Definitions

For purposes of the indenture, the following definitions will apply:

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means any obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Debt Securities” means any bonds, notes, debentures or other debt securities issued by the Company under an indenture or comparable documents to indentures used in jurisdictions outside of the United States

“GAAP” means generally accepted accounting principles set forth in the accounting standards codification of the Financial Accounting Standards Board or in such other statements by such or any other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the date of the Indenture.

“Inactive Subsidiary” means each of the following Subsidiaries of the Company, which either (i) do not have any active business operations or (ii) are in the process of winding up: Barrington Estates, LLC; Hilltop Residential, Ltd.; HWB Construction, Inc.; Pala Village Investments, Inc.; and Residential Acquisition GP, LLC.

“Indebtedness” means on any date of determination (without duplication),

(a)	the principal of and premium (if any) in respect of:

(1)	indebtedness of such Person for money borrowed, and

(2)	indebtedness for borrowed money evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b)	all Capitalized Lease Obligations of such Person;

(c)	all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but in each case excluding (i) accounts payable and accrued expenses arising in the ordinary course of business and (ii) any obligation to pay a contingent purchase price as long as such obligation remains contingent) which would appear as a liability on a balance sheet of a Person prepared on a consolidated basis in accordance with GAAP, which purchase price or obligation is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services (provided that, in the case of obligations of an acquired Person assumed in connection with an acquisition of such Person, such obligations would constitute Indebtedness of such Person);

(d)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); and

(e)	all obligations of the type referred to in clauses (a) through (d) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee.

“Non-Recourse Indebtedness” means Indebtedness or other obligations secured by a lien on property to the extent that the liability for such Indebtedness or other obligations is limited to the security of the property (or to Persons other than the Company or any Restricted Subsidiary) without liability on the part of the Company or any Restricted Subsidiary (other than, in the case of Indebtedness or obligations of a Subsidiary, with respect to the Subsidiary that holds title to such property (if such property constitutes all or substantially all the property of such Subsidiary) and a pledge of the equity interests of such Subsidiary or its Subsidiaries) for any deficiency; provided that recourse obligations or liabilities of the Company or such Restricted Subsidiary solely for indemnities, covenants (including, without limitation, performance, completion or similar covenants), or breach of any warranty, representation or covenant in respect of any Indebtedness, including indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens, will in each case not prevent Indebtedness from being classified as Non-Recourse Indebtedness.

“Other Public Notes” means the Company’s 6 1/4% Senior Notes due April 2014, the Company’s 7% Senior Notes due August 2015, the Company’s 10 3/4% Senior Notes due September 2016, the Company’s 8 3/8% Senior Notes due May 2018, the Company’s 8 3/8% Senior Notes due January 2021 and the Company’s 6% Convertible Senior Subordinated Notes due October 2012.

“Person” means an individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Restricted Subsidiary” means any Subsidiary that is a Restricted Subsidiary under any of the Other Public Notes or any Debt Securities.

“Subsidiary” means a corporation, a majority of the capital stock with voting power to elect directors of which is directly or indirectly owned by the Company or its Subsidiaries, or any person in which the Company or its Subsidiaries has at least a majority ownership interest.

“Unrestricted Subsidiary” means any Subsidiary that is not a Restricted Subsidiary.

Description of other indebtedness

Senior and Senior Subordinated Notes

As of June 30, 2012, we had approximately $1,289.8 million principal amount of senior notes (excluding our convertible notes, discussed below), of which approximately $5.0 million matures in 2014, $29.8 million matures in 2015, $280.0 million matures in 2016, $575.0 million matures in 2018 and $400.0 million matures in 2021. The senior notes payable described above are all senior obligations and rank equally with our other existing senior indebtedness and are redeemable at our option, in whole or in part, pursuant to a “make whole” formula. These senior notes contain various restrictive covenants, including, with respect to the 2016 notes, a limitation on additional indebtedness and a limitation on restricted payments. Under the limitation on additional indebtedness, we are permitted to incur specified categories of indebtedness but are prohibited, aside from those exceptions, from incurring further indebtedness if we do not satisfy either a maximum leverage condition or a minimum interest coverage condition. Under the limitation on restricted payments, we are also prohibited from making restricted payments (which include dividends, and investments in and advances to our joint ventures and other unrestricted subsidiaries), if we do not satisfy either condition. Our ability to make restricted payments is also subject to a basket limitation. As of June 30, 2012, we were able to satisfy the conditions necessary to incur additional indebtedness and to make restricted payments. In addition, if we were unable to satisfy either the leverage condition or interest coverage condition, restricted payments could be made from our unrestricted subsidiaries.

Convertible Notes

As of June 30, 2012, we had approximately $39.6 million principal amount outstanding of our convertible notes. Our outstanding convertible notes mature in 2012 and the conversion rate applicable to the convertible notes is 119.5312 shares (equivalent to a conversion price of $8.37) of our common stock per $1,000 principal amount of notes.

Secured Project Debt and Other Notes Payable

Our secured project debt and other notes payable consist of community development district and similar assessment district bond financings used to finance land development and infrastructure costs for which we are responsible. As of June 30, 2012, we had approximately $4.9 million outstanding in secured project debt and other notes payable.

Surety Bonds

We obtain surety bonds in the normal course of business to ensure completion of the infrastructure of our projects. As of June 30, 2012, we had approximately $192.0 million in surety bonds outstanding (exclusive of surety bonds related to our joint ventures), with respect to which we had an estimated $84.2 million remaining in cost to complete.

Revolving Credit Facility

As of June 30, 2012, we were party to a $210 million unsecured revolving credit facility with a bank group. The revolving credit facility matures in February 2014 and has an accordion feature under which the aggregate commitment may be increased up to $400 million, subject to the availability of additional bank commitments and certain other conditions. The revolving credit facility contains financial covenants, including, but not limited to: (i) a minimum consolidated tangible net worth covenant; (ii) a covenant to maintain either (a) a minimum liquidity level or (b) a minimum interest coverage ratio; (iii) a maximum net homebuilding leverage ratio; and (iv) a maximum land not under development to tangible net worth ratio. This facility also contains a borrowing base provision, which limits the amount we may borrow or keep outstanding under the facility, and also contains a limitation on our investments in joint ventures. Interest rates charged under the revolving credit facility include LIBOR and prime rate pricing options. As of June 30, 2012, we satisfied the conditions that would allow us to borrow up to $203.5 million under the facility and had no amounts outstanding.

Letter of Credit Facilities

As of June 30, 2012, we were party to two committed letter of credit facilities totaling $11 million, of which $7.2 million was outstanding. In addition, as of such date, we also had a $30 million uncommitted letter of credit facility, of which $17.4 million was outstanding. These facilities require cash collateralization and have maturity dates ranging from October 2012 to November 2013. As of June 30, 2012 these facilities were secured by cash collateral deposits of $25.0 million.

Joint Ventures

Our land development and homebuilding joint ventures have historically obtained secured acquisition, development and construction financing designed to reduce the use of funds from corporate financing sources. As of June 30, 2012, we held membership interests in 19 homebuilding and land development joint ventures, of which eight were active and 11 were inactive or winding down. As of such date, our joint ventures had no project specific financing outstanding. As of June 30, 2012, we had $3.4 million of joint venture surety bonds outstanding subject to indemnity arrangements by us and had an estimated $0.8 million remaining in cost to complete.

Mortgage Credit Facility

We commit to making mortgage loans to our homebuyers through our mortgage financing subsidiary, Standard Pacific Mortgage, Inc. (“Standard Pacific Mortgage”). As of June 30, 2012, we had $44.4 million outstanding under our mortgage financing subsidiary’s mortgage credit facility, a $50 million repurchase facility. This facility requires Standard Pacific Mortgage to maintain a cash collateral account, which totaled approximately $1.3 million as of June 30, 2012, and also contains financial covenants which require Standard Pacific Mortgage to, among other things, maintain a minimum level of tangible net worth, not to exceed a debt to tangible net worth ratio, maintain a minimum liquidity amount based on a measure of total assets (inclusive of the cash collateral requirement), and satisfy pretax income (loss) requirements. As of June 30, 2012, Standard Pacific Mortgage was in compliance with the financial and other covenants contained in this facility. In July 2012, Standard Pacific Mortgage renewed the $50 million repurchase facility, increasing the overall facility commitment amount to $75 million, and extended its maturity date to July 3, 2013.

Description of capital stock

Our authorized capital stock consists of 600,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. Our certificate of incorporation, as amended to date, does not authorize any other classes of capital stock.

Common stock

We have one existing class of common stock. Holders of shares of our existing common stock are entitled to one vote per share on all matters to be voted upon by our stockholders and may not cumulate votes for the election of directors.

The holders of shares of our existing common stock are entitled to receive ratably dividends as may be declared from time to time by our board of directors out of funds legally available for dividend payments, subject to any dividend preferences of any holders of any other series of common stock and preferred stock. In the event of our liquidation, dissolution or winding up, after full payment of all liabilities and liquidation preferences of any other series of common stock and any preferred stock, the holders of shares of our existing common stock are entitled to share ratably in all remaining assets. Our existing common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of our existing common stock.

Our certificate of incorporation authorizes our board of directors to issue new series of common stock without stockholder approval. Subject to the Delaware corporation law, our board of directors may:

•

fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations and restrictions of any new series of common stock, including, without limitation:

•	dividend rights and whether dividends are cumulative;

•	conversion rights, if any;

•

voting rights, including the number of votes, if any, per share, as well as the number of members, if any, of the board or the percentage of members, if any, of the board each series of common stock may be entitled to elect; and

•	rights and terms of redemption, including sinking fund provisions, if any, redemption price and liquidation preferences of any series of common stock;

•	fix the number of shares constituting any series and the designations of each series; and

•	increase or decrease the number of shares of any series of common stock but not below the number of shares of such series then outstanding.

Our board of directors has no power to alter the rights of any outstanding shares of our common stock. Although we currently do not intend to do so, our board of directors, without stockholder approval, may issue a new series of common stock with rights that could negatively affect the voting power or other rights of our existing common stockholders.

Our common stock is listed under the symbol “SPF” on the New York Stock Exchange. Computershare is the Transfer Agent and Registrar for our common stock.

Preferred stock

As of the date of this prospectus supplement, there are 5,000,000 authorized shares of Series B junior participating convertible preferred stock (“Series B Preferred Stock”), of which 450,829 shares of Series B Preferred Stock are outstanding and convertible into 147.8 million shares of our common stock. The number of shares of common stock into which our Series B Preferred Stock is convertible is determined by dividing $1,000 by the applicable conversion price ($3.05, subject to customary anti-dilution adjustments) plus cash in lieu of fractional shares. The Series B Preferred Stock ranks pari passu with our common stock and junior to all other preferred stock of the Company, other than a class or series of preferred stock, the terms of which expressly provide that such class of series will rank on parity with the Series B Preferred Stock. The Series B Preferred Stock has no liquidation preference over our common stock.

The Series B Preferred Stock is convertible at the holder’s option into shares of our common stock provided that no holder, with its affiliates, may beneficially own total voting power of our voting stock in excess of 49%. The Series B Preferred Stock also mandatorily converts into our common stock upon its sale, transfer or other disposition by MP CA Homes LLC (“MatlinPatterson”) or its affiliates to an unaffiliated third party. The Series B Preferred Stock votes together with our common stock on all matters upon which holders of our common stock are entitled to vote. Each share of Series B Preferred Stock is entitled to such number of votes as the number of shares of our common stock into which such share of Series B Preferred Stock is convertible, provided that the aggregate votes attributable to such shares with respect to any holder of Series B Preferred Stock (including its affiliates), taking into consideration any other voting securities of the Company held by such stockholder, cannot exceed more than 49% of the total voting power of the voting stock of the Company. If the board of directors declares and pays a dividend on the common stock, then the board of directors is required to declare and pay to holders of Series B Preferred Stock a dividend in an amount per share of Series B Preferred Stock equal to the dividend payable on the number of shares of common stock into which such share of Series B Preferred Stock is then convertible. As of the date of this prospectus supplement, the outstanding shares of common stock (89.4 million shares) and Series B Preferred Stock owned by MatlinPatterson represented approximately 68% of the total number of shares of our common stock outstanding on an if-converted basis.

Our board of directors may, without stockholder approval, issue, in addition to the authorized but unissued shares of Series B Preferred Stock, up to 5,000,000 additional shares of our undesignated preferred stock in one or more series and, subject to Delaware corporation law, may:

•

fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations and restrictions of any series of preferred stock, including without limitation:

•	dividend rights and whether dividends are cumulative;

•	conversion rights, if any;

•

voting rights, including the number of votes, if any, per share, as well as the number of members, if any, of the board or the percentage of members, if any, of the board each class or series of preferred stock may be entitled to elect; and

•	rights and terms of redemption, including sinking fund provisions, if any, redemption price and liquidation preferences of any series of preferred stock;

•	fix the number of shares constituting any series and the designations of each series; and

•	increase or decrease the number of shares of any series of preferred stock if but not below the number of shares of the series then outstanding.

Our board of directors has no power to alter the rights of any outstanding shares of our preferred stock. Although we currently do not intend to do so, our board of directors may issue shares of preferred stock with voting and conversion rights which could negatively affect the voting power or other rights of our common stockholders, and the board could take that action without stockholder approval.

Effect of new issuance

If the board of directors were to approve the issuance of a new series of common stock or preferred stock, the issuance of such shares could:

•	decrease the amount of earnings and assets available for distribution to existing common stockholders;

•	make removal of the present management more difficult;

•	result in restrictions upon the payment of dividends and other distributions to the existing common stockholders;

•	delay or prevent a change in control of the Company; and

•	limit the price that investors are willing to pay in the future for our existing common stock.

Stockholders agreement

On June 27, 2008, we and MatlinPatterson entered into a stockholders agreement. The stockholders agreement provides, among other matters, as follows:

Board representation.    For so long as MatlinPatterson and its affiliates own at least 10% of the total voting power of the Company, it will be entitled to designate such number of directors to serve on the Company’s board of directors as would be proportionate to the total voting power beneficially owned by MatlinPatterson and its affiliates, provided that the number of directors appointed by MatlinPatterson shall never exceed one person less than a majority of the directors then serving on the Company’s board of directors. MatlinPatterson has the right to replace any director designated by it, at any time, with or without cause, and fill any vacancy caused by the death, resignation, removal or disability, or other reason, of any director designated by it. To the extent MatlinPatterson and its affiliates decrease their holdings of voting stock of the Company, the Company has the right to request the resignation of directors designated by MatlinPatterson to maintain such appointments in proportion to MatlinPatterson’s holdings of voting stock. Each committee of the board of directors, other than the audit committee or any committee formed to consider a transaction between the Company and MatlinPatterson or its affiliates, shall contain at least one director designated by MatlinPatterson.

Corporate opportunities.    As long as MatlinPatterson, its director designees and their affiliates comply with the confidentiality obligations in the stockholders agreement, the Company has renounced certain corporate and investment opportunities that may come to the attention of MatlinPatterson, its director designees and their affiliates. Such provisions do not apply to opportunities that come to the attention of such persons or entities as a result of their position with the Company or that of their affiliates with the Company.

Amendments to certain documents.    The Company has agreed not to amend its certificate of incorporation or bylaws in any manner inconsistent with the stockholders agreement or to make certain amendments to the Company’s stockholder rights plan.

Standstill and transfer restrictions.    MatlinPatterson has agreed to certain standstill provisions and restrictions on its and its affiliates’ ability to transfer certain of our securities.

Registration rights.    MatlinPatterson is entitled to customary demand and piggyback registration rights.

Stockholders’ rights agreement

Effective December 20, 2011, we entered into an Amended and Restated Rights Agreement with Mellon Investor Services LLC. The Amended Rights Agreement amended and restated in its entirety the Company’s rights agreement, a form of which had been in effect since December 31, 2001. Our Board of Directors amended and restated the original rights agreement to update the exercise price of each preferred stock purchase right issued pursuant thereto to $20.00, extend the expiration date of such rights and the rights agreement for an additional three year period to December 31, 2014, and to make certain other clarifying and technical amendments. Each share of our common stock issued by us (prior to the expiration of the rights agreement or distribution of the rights) will have attached a right. In this prospectus supplement, unless the context requires otherwise, all references to our common stock include the accompanying rights.

Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, each full right, unless held by a person or group that beneficially owns more than 15% of our outstanding voting stock, will initially entitle the holder to purchase one one-hundredth of one share of our Series A Junior Participating Cumulative Preferred Stock, at an initial exercise price of $20.00, subject to adjustment. The rights will become exercisable only after a person or group has acquired, or publicly announced an intention to acquire through a tender offer or exchange offer, 15% or more of our outstanding voting stock. Under some circumstances, including the existence of a 15% acquiring person or group, each holder of a right, other than the acquiring person or group or certain transferees thereof, will be entitled to purchase at the right’s then current exercise price, shares of our common stock having a market value equal to two times the exercise price. If we are acquired by another entity after a person or group acquires 15% or more of our voting stock, each holder of a right, other than the acquiring person or group or certain transferees thereof, will be entitled to purchase shares of common stock of the acquiring entity having a market value of two times the right’s then current exercise price. The rights may be redeemed at a price of $0.001 per right until the tenth business day after a person or group acquires 15% or more of our voting stock unless we have merged or been acquired or the rights have expired prior to such date. The rights will expire on December 31, 2014, unless earlier redeemed, exchanged or exercised. The rights do not have voting or dividend rights, and until they become exercisable, do not have a dilutive effect on our earnings.

MatlinPatterson and its affiliates are defined as “Exempt Persons” under the rights agreement, and therefore will not be deemed an acquiring person, provided that MatlinPatterson and its affiliates will immediately cease to be an “Exempt Person” if a majority of the members of the Company’s board of directors who were not designated by MatlinPatterson pursuant to the Stockholders Agreement, whether or not such members constitute a quorum of the board, determine, in good faith, that (A) MatlinPatterson or its affiliates are in material breach of the Stockholders Agreement, or that the Stockholders Agreement is no longer in full force and effect, and (B) that MatlinPatterson and its affiliates shall be deemed no longer to be an “Exempt Person” under the rights agreement.

The terms of the rights are fully described in the amended and restated rights agreement between Mellon Investor Services LLC, as rights agent, and us. You should refer to the rights agreement, as amended, for a more detailed description of the terms and provisions of the rights. A copy of the amended rights agreement has been filed with and is publicly available at or from the SEC as described under the heading “Where you can find more information.”

Our rights may make more difficult or discourage an acquisition of the company that is deemed undesirable by our board of directors by causing substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except for an acquisition offer conditioned upon the purchase or redemption of our rights.

Possible anti-takeover effects of Delaware law and relevant provisions of our certificate of incorporation

In addition to our rights agreement, provisions of Delaware law and our certificate of incorporation and bylaws may make more difficult the acquisition of the company by tender offer, a proxy contest or otherwise. For example:

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Section 203 of the Delaware General Corporation Law prohibits certain publicly-held Delaware corporations from engaging in a business combination with an interested stockholder for a period of three years following the time such person became an interested stockholder unless the business combination is approved in a specified manner. Generally, an interested stockholder is a person who, together with its affiliates and associates, owns 15% or more of the corporation’s voting stock, or is affiliated with the corporation and owns or owned 15% of the corporation’s voting stock within three years before the business combination.

•

Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent without a meeting, provided however for as long as MatlinPatterson and its affiliates hold at least 40% of our voting power, any action permitted to be taken by our stockholders can be effected by written consent signed by holders of our capital stock having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares of capital stock entitled to vote thereon are present and voted. Special meetings of stockholders may be called only by a majority of the members of our board of directors or by a committee thereof which has been duly provided the power and authority to call such meetings.

•

As discussed above, our certificate of incorporation permits our board of directors to issue a new series of common stock or preferred stock with terms that may make an acquisition by a third person more difficult or less attractive.

•	Our bylaws provide time limitations on stockholders who desire to present nominations for election to our board of directors or propose matters that can be acted upon at stockholders’ meetings.

Copies of our certificate of incorporation and bylaws, each as amended, have been filed with and are publicly available at or from the SEC as described under the heading “Where you can find more information.”

Certain U.S. federal income tax considerations

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes and of the ownership and disposition of common stock received upon a conversion of the notes, but does not purport to be a complete analysis of all potential tax effects. This discussion only applies to initial holders of notes who purchase notes at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money. This discussion assumes that each holder holds the notes and common stock received upon a conversion of the notes as a capital asset.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in stock and securities or foreign currencies;

•	traders in securities who elect the mark-to-market method of accounting for their securities;

•	personal holding companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons holding notes or common stock as part of a hedge, straddle, conversion or other integrated or risk reduction transaction;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	S corporations;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•

persons that own, or are deemed to beneficially own, more than 5% of the fair market value of the notes or persons that, on the date of acquisition of the notes, own notes with a fair market value of more than 5% of the fair market value of our common stock;

•	persons subject to the alternative minimum tax; or

•	certain former citizens or former long-term residents of the United States.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). The summary does not address federal tax consequences other than income tax consequences or any state, local or foreign tax consequences. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. We have not sought, nor will we seek, any rulings from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or common stock or that any such position would not be sustained.

Prospective investors should consult their own independent tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local foreign or other tax laws, including gift and estate tax laws and any applicable tax treaty.

U.S. Holders

As used herein, “U.S. Holder” means a beneficial owner of a note or common stock who or that is for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, it has elected to continue to be treated as a U.S. person.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes or common stock, you should consult your tax advisor.

Interest

It is expected, and this discussion assumes, that the notes will be issued without non-de minimis original issue discount for U.S. federal income tax purposes. Accordingly, interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes.

Additional Amounts

In certain circumstances (see “Description of Notes—Events of Default”), we may be obligated to pay amounts in excess of the stated interest and principal payable on the notes, which may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments”. We believe there is only a remote possibility that we will be obligated to make any such contingent payments on the notes and therefore intend to take the position that the notes should not be treated as contingent payment debt instruments. Assuming such position is respected, a U.S. Holder would be required to include the amount of any such payments in income as ordinary interest income at the time such payments are received or accrued in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments because of the possibility of such payments, U.S. Holders might, among other things, be required to accrue interest income at a higher rate than the stated interest rate on the notes and to treat any gain recognized on the sale or other disposition of a note (including any gain realized on the conversion of a note) as ordinary income rather than as capital gain. Our determination that the notes are not contingent payment debt instruments is binding on each U.S. Holder unless such holder discloses a contrary position to the IRS in the manner that is required by applicable Treasury regulations. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Purchasers of notes are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange or redemption of a note (other than a conversion solely into common stock, as described in “—Conversion of the Notes” below), a U.S. Holder will generally recognize taxable gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest, which is taxable as ordinary income if not previously included in income) and (2) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the U.S. Holder’s cost therefor, plus the amount, if any, included in income on an adjustment to the conversion rate of the notes, as described in “—Constructive Distributions” below. Such recognized gain or loss generally will be capital gain or loss, and if the U.S. Holder is an individual that has held the note for more than one year, such capital gain will generally be subject to tax at long-term capital gain rates. A U.S. Holder’s ability to deduct capital losses may be limited.

Conversion of the Notes

Upon conversion of a note, a U.S. Holder will not recognize any income, gain or loss upon such conversion, except with respect to any cash received in lieu of a fractional share of stock (which will be treated as if such fractional share had been received and then sold and the sale will be treated as described under “—Sale, Exchange, or Other Disposition of Common Stock” below) and with respect to any common stock attributable to accrued interest (which will be treated as described under “—Interest” above). A U.S. Holder’s tax basis in the stock received upon conversion generally will equal such holder’s tax basis in the note converted plus any income attributable to accrued interest, reduced by the portion of the tax basis that is allocable to any fractional share, and the U.S. Holder’s holding period for such common stock generally would include the period during which the U.S. Holder held the note.

Constructive Distributions

Holders of convertible debt instruments such as the notes may, in certain circumstances that increase a holder’s proportionate interest in our assets or earnings and profits, be deemed to have received constructive distributions where the conversion rate of such instrument is adjusted. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be considered to result in a constructive distribution of stock. However, certain of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of taxable dividends to our stockholders, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of notes will be deemed to have received constructive distributions in amounts based on the value of such holders’ increased interests in our equity resulting from such adjustments, even though they have not received any cash or property as a result of such adjustments, except that it is unclear whether such deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or the dividend-received deduction applicable to certain dividends paid to corporate holders. Generally, a U.S. Holder’s tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. An increase in the conversion rate for notes converted in connection with a make-whole fundamental change may also be treated as a taxable constructive distribution. In certain circumstances, the failure to make a conversion rate adjustment may result in a deemed distribution to the holders of the notes, if, as a result of such failure, the proportionate interest of the note holders in our assets or earnings is increased.

U.S. Holders should consult their own tax advisors concerning the potential for and tax consequences of receiving constructive distributions, including any potential consequences of such distributions for the tax basis and holding period of their common stock.

Distributions on Common Stock

Distributions, if any, other than certain pro rata distributions of common stock, paid or deemed paid on our common stock generally will be treated as dividends to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Subject to certain eligibility requirements and limitations (including holding periods), (1) qualifying dividends paid to individual U.S. Holders before January 1, 2013 are taxed at the rates applicable to long-term capital gains (but after that date, the applicable rate is scheduled to be replaced with the rates generally applicable to ordinary income) and (2) dividends paid to corporate U.S. Holders will qualify for the dividend-received deduction. Distributions on our common stock that exceed our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, reducing the holder’s tax basis in the shares of common stock and, thereafter, as a capital gain from the sale or exchange of such stock.

Sale, Exchange or Other Disposition of Common Stock

Upon the sale, exchange or other taxable disposition of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the cash and the fair market value of any property received for the common stock (less accrued interest, which will be taxable as such) and (2) such U.S. Holder’s tax basis in the common stock. The holder’s tax basis and holding period in the common stock received upon conversion will be determined in the manner described above under “—Conversion of the Notes.” Any capital gain or loss recognized by a holder of common stock will be long-term capital gain or loss if the holding period attributable to such common stock is more than one year at the time of such sale or exchange. Long-term capital gain of an individual U.S. Holder is eligible for a reduced rate of tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns will be furnished to U.S. Holders and filed with the IRS in connection with payments on the notes, dividends on our common stock (including constructive distributions on the notes treated as dividends) and the proceeds from a sale or other disposition of the notes or our common stock, unless the U.S. Holder is an exempt recipient such as a corporation. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

New Legislation Regarding Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders who are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income”, which may include all or a portion of their interest on notes and dividends on shares of our common stock and net gains from the disposition of notes and shares of our common stock. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to any of their income or gains in respect of notes and shares of our common stock.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder. For these purposes, a “Non-U.S. Holder” is a beneficial owner of a note or common stock (other than a partnership) that is not a U.S. Holder as defined above.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes or common stock, you should consult your tax advisor.

Interest

Subject to the discussion of backup withholding below and the discussion of withholding on foreign accounts below, interest paid to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that:

•

such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote, within the meaning of the Code and applicable Treasury regulations;

•	such holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	such holder is not a bank receiving interest on a loan entered into in the ordinary course of its trade or business;

•	such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•	we, or our paying agent, receive appropriate documentation (generally an IRS Form W-8BEN) establishing that the Non-U.S. Holder is not a U.S. person.

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or a reduced treaty rate) on payments of interest on the notes.

If interest on the notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, subject to the provisions of an applicable income tax treaty, such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax at 30% or a reduced treaty rate). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides us or our paying agent with the appropriate documentation (generally an IRS Form W-8ECI).

Sale, Exchange or Other Disposition of the Notes or Shares of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a note or shares of our common stock generally will not be subject to U.S. federal income tax, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, subject to an applicable income tax treaty providing otherwise;

•	such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of disposition of the notes or common stock and certain other conditions are satisfied; or

•

we are or have been a U.S. real property holding corporation (a “USRPHC”), as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and either (i) our common stock ceases to be traded on an established securities market and has not been traded on such a market during the calendar year in which the disposition occurs or (ii) the Non-U.S. Holder owns, actually or constructively, an amount of notes that exceeds the applicable 5% threshold described below under “—Foreign Investment in Real Property Tax Act.”

Except to the extent that an applicable income tax treaty provides otherwise, a Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax at 30% or a reduced treaty rate).

A Non-U.S. Holder described in the second bullet point above will generally be subject to a flat 30% tax on the gain derived from the disposition of the notes or common stock, which may be offset by certain U.S. source capital losses, even though such holder is not considered a resident of the United States.

With respect to the third bullet point above, we believe that we are, and will continue to be, a USRPHC. For a discussion of the U.S. federal income tax consequences resulting from our status as a USRPHC, see “—Foreign Investment in Real Property Tax Act” below.

Conversion of the Notes

A Non-U.S. Holder’s conversion of a note solely for common stock will be treated in a manner similar to that described in “—U.S. Holders—Conversion of the Notes” except to the extent a holder receives cash or common stock attributable to accrued interest (which will be taxable as described above under “—Interest”) and except to the extent a holder receives cash in lieu of a fractional share of stock (which will be treated as if such fractional share had been received and then sold, and such sale will be treated as described under “—Sale, Exchange or Other Disposition of the Notes or Shares of Common Stock” above).

Dividends

Dividends (including deemed dividends on the notes described above under “—U.S. Holders—Constructive Distributions”) paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In the case of a deemed dividend, because such deemed dividends will not give rise to any cash from which any applicable withholding tax can be satisfied, a Non-U.S. Holder may be subject to withholding from subsequent cash payments of interest or from cash or shares of our common stock otherwise deliverable to a Non-U.S. Holder upon conversion, redemption or repurchase of a note. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

Foreign Investment in Real Property Tax Act

Under U.S. federal income tax laws enacted as part of FIRPTA, a “United States real property interest” (“USRPI”) generally includes any interest (other than an interest solely as a creditor) in a U.S. corporation, unless it is established under specified procedures that the U.S. corporation was not a USRPHC at any time during the shorter of either (i) the 5-year period ending on the date of the relevant disposition or (ii) the period during which the applicable Non-U.S. Holder held an interest in the U.S. corporation. In general, a U.S. corporation is classified as a USRPHC if the fair market value of its interests in U.S. real property equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus any other assets used or held for use in its trade or business. Based on the current and potential future composition of our assets, we believe that we are currently and will continue to be a USRPHC.

A Non-U.S. Holder that disposes of a USRPI may be required to pay U.S. federal income tax with respect to such disposition (referred to as the “FIRPTA tax”). In addition, any person that acquires a USRPI from a Non-U.S. Holder may be required to deduct a U.S. federal withholding tax equal to 10% of the gross proceeds paid to the Non-U.S. Holder (referred to as “FIRPTA withholding”). A Non-U.S. Holder that is subject to the FIRPTA tax or to FIRPTA withholding will be required to timely file a U.S. federal income tax return reporting any required amounts as income effectively connected with the conduct of a trade or business in the U.S. and pay any FIRPTA tax due upon the filing of such return (or, depending upon the circumstances, earlier through estimated payments).

Assuming we are a USRPHC, the notes will be considered to be USRPIs. However, further assuming that a class of our stock will continue to be considered to be regularly traded on an established securities market, no FIRPTA withholding will apply on a disposition of the notes. In addition, the FIRPTA tax will not apply to a Non-U.S Holder disposing of the notes if either (1) on the disposition date, the notes are not considered regularly traded and the fair market value of the notes owned, actually or constructively, by the Non-U.S. Holder on the date the notes were acquired was equal to or less than the fair market value of 5% of our outstanding shares of common stock or (2) on the disposition date, the notes are considered regularly traded and, at all times during the shorter of the five-year period preceding the disposition date or the Non-U.S. Holder’s holding period, the Non-U.S. Holder owns, actually or constructively, 5% or less of the outstanding notes. While we have been informed by the underwriters that they intend to make a market in the notes after the offer is completed, there is no certainty that an active market will develop or that the level of trading will qualify as regularly traded under the applicable Treasury regulations. On the conversion of the notes into our common stock, no FIRPTA tax will apply if either the conditions set forth in clause (1) or clause (2) above are satisfied or if the disposition of the common stock received on the conversion would be subject to the FIRPTA tax as described below.

Following a Non-U.S. Holder’s conversion of a note for common stock, no FIRPTA withholding will apply on the disposition of the common stock as long as any class of our stock continues to be regularly traded on an established securities market. In addition, no FIRPTA tax will apply on the disposition of our common stock as long as, at all times during the shorter of the five-year period preceding the date of the sale of the common stock or the Non-U.S. Holder’s holding period for the common stock, the Non-U.S. Holder owns, actually or constructively, no more than 5% of the outstanding common stock.

Non-U.S. Holders are urged to consult their own tax advisors as to whether the sale, exchange, repurchase, redemption, or conversion of the notes, or any sale, exchange, repurchase, or redemption of the common stock, may be subject to U.S. federal income tax under FIRPTA. In addition, Non-U.S. Holders are urged to consult their own tax advisors regarding the tax consequences of acquiring, owning and disposing of a note or common stock. If an applicable exemption is available (by reason of a Non-U.S. Holder qualifying as a non-significant Non-U.S. Holder or otherwise), any amounts withheld by us or other purchasers generally will be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability provided the required forms and information are timely furnished to the IRS.

The withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a reduced treaty rate).

Information Reporting and Backup Withholding

Information returns will be furnished to Non-U.S. Holders and filed with the IRS in connection with payments on the notes and the common stock and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes or common stock, and the Non-U.S. Holder may be subject to backup withholding on payments on the notes or common stock or on the proceeds from a sale or other disposition of the notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Legislation Relating to Withholding on Foreign Accounts

Legislation enacted in 2010 may impose withholding taxes on certain types of payments made to “foreign financial institutions” (as specifically defined in this legislation) and certain other non-U.S. entities (including financial intermediaries). Under this legislation, failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of interest, dividends and sales proceeds of any property of a type which can produce U.S. source interest or dividends to foreign intermediaries and certain Non-U.S. Holders. The legislation imposes a 30% withholding tax on interest, dividends, or gross proceeds from the sale or other disposition of common stock or notes paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner (although, under proposed regulations, the non-financial foreign entity may be exempt from such withholding even if it does not provide such certification or such identifying information). If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. While the notes will be issued after the grandfather date in the legislation, the IRS has issued proposed regulations under which debt instruments issued prior to January 1, 2013 will be exempt from these rules; if finalized in their current form, these regulations would therefore generally provide an exception to these rules for the notes (but not our common stock). Under certain transition rules, any obligation to withhold under the legislation with respect to payments of interest on the notes and payments of dividends on common stock will not begin until January 1, 2014 and with respect to the gross proceeds of a sale or other disposition of the notes or our common stock will not begin until January 1, 2015. Prospective investors should consult their tax advisors regarding this legislation.

Underwriting

We are offering the notes described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the principal amount of notes listed next to its name in the following table:

Name	Principal Amount of Notes
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	$150,000,000

The underwriters are committed to purchase all the notes offered by us if they purchase any notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of     % of the principal amount of the notes. After the public offering of the notes, the offering price and other selling terms may be changed by the underwriters. Sales of notes made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to an additional $22,500,000 aggregate principal amount of the notes from us to cover sales of the notes by the underwriters which exceed the amount of notes specified in the table above. The underwriters have 13 days from the date of the issuance of the notes to exercise this over-allotment option. If any amount of the notes is purchased with this over-allotment option, the underwriters will purchase notes in approximately the same proportion as shown in the table above. If any additional amount of notes is purchased, the underwriters will offer the additional notes on the same terms as those on which the notes are being offered.

The underwriting fee is equal to the public offering price per note less the amount paid by the underwriters to us per note. The underwriting fee is $             per note. The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional notes.

	Without Over- Allotment Exercise	With full Over- Allotment Exercise
Per Note	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $500,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of notes to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, the economic consequences associated with the ownership of any shares of our common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, for a period of 90 days after the date of this prospectus supplement, other than the issuance of the notes hereunder and shares of our common stock issuable upon conversion thereof, the issuance of our common stock in the concurrent common stock offering, and any shares of our common stock granted under our existing stock-based incentive plans or issued upon the exercise of currently outstanding options, preferred stock, convertible securities, warrants or other rights.

Our directors and executive officers, and MatlinPatterson, have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the underwriters are not obligated to do so and they may discontinue their market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

The common stock issuable upon conversion of the notes is listed on the New York Stock Exchange under the symbol “SPF”.

In connection with this offering, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilization transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions.

These activities may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes, and, as a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus supplement may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•

in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus supplement shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The securities described in this prospectus supplement may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the offering, the Company, or the securities described in this prospectus supplement have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the securities described in this prospectus supplement.

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities described in this prospectus supplement should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Neither this prospectus supplement nor any other offering material relating to the securities described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement and the accompanying prospectus nor any other offering material relating to the securities has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the securities to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The securities may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

The securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The securities offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the securities has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This prospectus supplement has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either: (i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act; (ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; (iii) a person associated with the company under section 708(12) of the Corporations Act; or (iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b)	you warrant and agree that you will not offer any of the securities for resale in Australia within 12 months of the securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

The securities are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement, the accompanying prospectus and other offering materials relating to the offer of the securities do not constitute a public offer of, or an invitation to subscribe for or purchase, the securities in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, an affiliate of J.P. Morgan Securities LLC, an underwriter in this offering, is the administrative agent under our revolving credit facility and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., underwriters in this offering, are joint lead arrangers, joint bookrunners and lenders under our revolving credit facility. In addition, affiliates of each of the other underwriters in this offering are lenders under our revolving credit facility. The underwriters and their respective affiliates each received, and will receive, customary fees in connection with these roles. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated, an underwriter in this offering, and its affiliates in the aggregate own approximately 5.13% of our common stock and options convertible into our common stock. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or loans and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and loans.

Experts

The consolidated financial statements of Standard Pacific Corp. appearing in Standard Pacific Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of Standard Pacific Corp.’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports and Standard Pacific Corp.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 given on the authority of such firm as experts in accounting and auditing.

Legal matters

Gibson, Dunn & Crutcher LLP of Los Angeles, California will issue an opinion with respect to the validity of the notes offered hereby. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

PROSPECTUS

STANDARD PACIFIC CORP.

Debt Securities

Guarantees of Debt Securities

Common Stock

This prospectus provides a general description of the following securities that may be offered hereunder from time to time: Standard Pacific Corp.’s debt securities, the full and unconditional guarantee of its obligations under its debt securities by certain of its wholly owned subsidiaries, and its common stock. Each time we sell securities hereunder, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

The common stock of Standard Pacific Corp. is listed on the New York Stock Exchange under the symbol “SPF.”

Investing in our securities involves a high degree of risk. See “Risk Factors” contained in our periodic filings made with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 31, 2012

Unless otherwise indicated or the context otherwise requires, the terms “we,” “us” and “our” refer to Standard Pacific Corp., a Delaware corporation, and its predecessors and consolidated subsidiaries.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

We have not authorized anyone to give any information or make any representation about us that is different from or in addition to, that contained in this prospectus, including in any of the materials that we have incorporated by reference into this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared or authorized by us. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this prospectus or incorporated herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In general, “forward-looking statements” can be identified by use of words such as “expect,” “believe,” “estimate,” “project,” “forecast,” “anticipate,” “plan” and similar expressions. Our forward-looking statements represent our expectations and beliefs regarding future events. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include those factors described under the caption “Risk Factors” contained in our periodic filings made with the Securities and Exchange Commission (“SEC”) and any prospectus supplement to this prospectus.

All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Our past performance or past or present economic conditions are not indicative of future performance or conditions. Due to these inherent uncertainties, current or potential investors in our securities are urged not to place undue reliance on forward-looking statements. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. Under this shelf process, we may, from time to time, offer any combination of the securities described in this prospectus in one or more offerings.

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities of Standard Pacific Corp., which may include guarantees of the debt securities by certain of the direct and indirect subsidiaries of Standard Pacific Corp.; and

•	common stock of Standard Pacific Corp.

We may issue debt securities convertible into shares of Standard Pacific Corp. common stock.

This prospectus provides a general description of the securities we may offer hereunder. Each time we sell securities hereunder, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement, we will include the following information:

•	the type and amount of securities that we propose to sell;

•	the public offering price of the securities;

•	the names of any underwriters, agents or dealers through or to which the securities will be sold;

•	any compensation of those underwriters, agents or dealers;

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	any risk factors applicable to the securities that we propose to sell; and

•	any other material information about the offering and sale of the securities.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

THE COMPANY

We are a geographically diversified builder of single-family attached and detached homes. We construct homes within a wide range of price and size targeting a broad range of homebuyers, with an emphasis on moveup buyers. We have operations in major metropolitan markets in California, Florida, Texas, the Carolinas, Arizona and Colorado and we have built more than 115,000 homes during our 47-year history.

For the six months ended June 30, 2012, the percentages of our home deliveries by state and product mix (including deliveries by unconsolidated joint ventures) were as follows:

State	Percentage of Deliveries
California	37%
Florida	18
Texas	18
Carolinas	16
Arizona	7
Colorado	3
Nevada	1

Total	100%

Product mix	Percentage of Deliveries
Move-up/Luxury	73%
Entry-level	27

Total	100%

In addition to our core homebuilding operations, we also have a mortgage banking subsidiary that originates loans for our homebuyers that are generally sold in the secondary mortgage market and a title services subsidiary that acts as a title insurance agent performing title examination services for our Texas homebuyers.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, which may include the acquisition, development and construction of new residential properties, the acquisition of companies or operations in homebuilding and related businesses, or the repayment of existing indebtedness.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

The following Consolidated Statements of Comprehensive Income (Loss) for the three years in the period ended December 31, 2011 is derived from our audited consolidated financial statements, adjusted for the retroactive application of ASU No. 2011-05, “Presentation of Comprehensive Income”.

	Year Ended December 31,
	2011	2010	2009
	(Dollars in thousands)
Net loss	$(16,417)	$(11,724)	$(13,786)
Other comprehensive income, net of tax:
Unrealized gain on interest rate swaps	6,402	247	7,424

Comprehensive loss	$(10,015)	$(11,477)	$(6,362)

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended June 30,			Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges(1)(2)	1.0x	—	—	—	—	—	—

(1)	Ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” means income from continuing operations (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) homebuilding interest, (c) expensing of previously capitalized interest included in costs of sales, (d) interest portion of rent expense, and (e) income (loss) from unconsolidated joint ventures. For this purpose, “fixed charges” means homebuilding interest incurred, whether expensed or capitalized, and the interest portion of rent expense, and excludes interest expense from our financial services subsidiary of $1.1 million and $0.7 million for the six months ended June 30, 2012 and 2011, respectively, and $1.7 million, $1.3 million, $2.1 million, $3.1 million and $6.1 million for the years ended December 31, 2011, 2010, 2009, 2008 and 2007, respectively.
(2)	For the six months ended June 30, 2011, and the years ended December 31, 2011, 2010, 2009, 2008 and 2007, our earnings were insufficient to cover fixed charges; the amount of additional earnings needed to cover fixed charges for such periods were $49.5 million, $62.8 million, $23.1 million, $75.2 million, $1,127.8 million and $656.6 million, respectively.

DESCRIPTION OF SECURITIES

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be complete. This prospectus and the applicable prospectus supplement will contain the material terms and conditions of each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

COMMON STOCK, PREFERRED STOCK, STOCKHOLDERS AGREEMENT AND STOCKHOLDERS’ RIGHTS AGREEMENT

Our authorized capital stock consists of 600,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. Our certificate of incorporation, as amended to date, does not authorize any other classes of capital stock.

Common Stock

We have one existing class of common stock. Holders of shares of our existing common stock are entitled to one vote per share on all matters to be voted upon by our stockholders and may not cumulate votes for the election of directors.

The holders of shares of our existing common stock are entitled to receive ratably dividends as may be declared from time to time by our board of directors out of funds legally available for dividend payments, subject to any dividend preferences of any holders of any other series of common stock and preferred stock. In the event of our liquidation, dissolution or winding up, after full payment of all liabilities and liquidation preferences of any other series of common stock and any preferred stock, the holders of shares of our existing common stock are entitled to share ratably in all remaining assets. Our existing common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of our existing common stock.

Our certificate of incorporation authorizes our board of directors to issue new series of common stock without stockholder approval. Subject to the Delaware corporation law, our board of directors may:

•

fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations and restrictions of any new series of common stock, including, without limitation:

•	dividend rights and whether dividends are cumulative;

•	conversion rights, if any;

•

voting rights, including the number of votes, if any, per share, as well as the number of members, if any, of the board or the percentage of members, if any, of the board each series of common stock may be entitled to elect; and

•	rights and terms of redemption, including sinking fund provisions, if any, redemption price and liquidation preferences of any series of common stock;

•	fix the number of shares constituting any series and the designations of each series; and

•	increase or decrease the number of shares of any series of common stock but not below the number of shares of such series then outstanding.

Our board of directors has no power to alter the rights of any outstanding shares of our common stock. Although we currently do not intend to do so, our board of directors, without stockholder approval, may issue a new series of common stock with rights that could negatively affect the voting power or other rights of our existing common stockholders.

Our common stock is listed under the symbol “SPF” on the New York Stock Exchange. Computershare is the Transfer Agent and Registrar for our common stock.

Preferred stock

As of the date of this prospectus, there are 5,000,000 authorized shares of Series B junior participating convertible preferred stock (“Series B Preferred Stock”), of which 450,829 shares of Series B Preferred Stock are outstanding and convertible into 147.8 million shares of our common stock. The number of shares of common stock into which our Series B Preferred Stock is convertible is determined by dividing $1,000 by the applicable conversion price ($3.05, subject to customary anti-dilution adjustments) plus cash in lieu of fractional shares. The Series B Preferred Stock ranks pari passu with our common stock and junior to all other preferred stock of the Company, other than a class or series of preferred stock, the terms of which expressly provide that such class of series will rank on parity with the Series B Preferred Stock. The Series B Preferred Stock has no liquidation preference over our common stock.

The Series B Preferred Stock is convertible at the holder’s option into shares of our common stock provided that no holder, with its affiliates, may beneficially own total voting power of our voting stock in excess of 49%. The Series B Preferred Stock also mandatorily converts into our common stock upon its sale, transfer or other disposition by MP CA Homes LLC (“MatlinPatterson”) or its affiliates to an unaffiliated third party. The Series B Preferred Stock votes together with our common stock on all matters upon which holders of our common stock are entitled to vote. Each share of Series B Preferred Stock is entitled to such number of votes as the number of shares of our common stock into which such share of Series B Preferred Stock is convertible, provided that the aggregate votes attributable to such shares with respect to any holder of Series B Preferred Stock (including its affiliates), taking into consideration any other voting securities of the Company held by such stockholder, cannot exceed more than 49% of the total voting power of the voting stock of the Company. If the board of directors declares and pays a dividend on the common stock, then the board of directors is required to declare and pay to holders of Series B Preferred Stock a dividend in an amount per share of Series B Preferred Stock equal to the dividend payable on the number of shares of common stock into which each share of Series B Preferred Stock is then convertible. As of the date of this prospectus, the outstanding shares of common stock (89.4 million shares) and Series B Preferred Stock owned by MatlinPatterson represented approximately 68% of the total number of shares of our common stock outstanding on an if-converted basis.

Our board of directors may, without stockholder approval, issue in addition to the authorized but unissued shares of Series B Preferred Stock up to 5,000,000 additional shares of our undesignated preferred stock in one or more series and, subject to Delaware corporation law, may:

•

fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations and restrictions of any series of preferred stock, including without limitation:

•	dividend rights and whether dividends are cumulative;

•	conversion rights, if any;

•

voting rights, including the number of votes, if any, per share, as well as the number of members, if any, of the board or the percentage of members, if any, of the board each class or series of preferred stock may be entitled to elect; and

•	rights and terms of redemption, including sinking fund provisions, if any, redemption price and liquidation preferences of any series of preferred stock;

•	fix the number of shares constituting any series and the designations of each series; and

•	increase or decrease the number of shares of any series of preferred stock if but not below the number of shares of the series then outstanding.

Our board of directors has no power to alter the rights of any outstanding shares of our preferred stock. Although we currently do not intend to do so, our board of directors may issue shares of preferred stock with voting and conversion rights which could negatively affect the voting power or other rights of our common stockholders, and the board could take that action without stockholder approval.

Effect of new issuance

If the board of directors were to approve the issuance of a new series of common stock or preferred stock, the issuance of such shares could:

•	decrease the amount of earnings and assets available for distribution to existing common stockholders;

•	make removal of the present management more difficult;

•	result in restrictions upon the payment of dividends and other distributions to the existing common stockholders;

•	delay or prevent a change in control of the Company; and

•	limit the price that investors are willing to pay in the future for our existing common stock.

Stockholders agreement

On June 27, 2008, we and MatlinPatterson entered into a stockholders agreement. The stockholders agreement provides, among other matters, as follows:

Board representation. For so long as MatlinPatterson and its affiliates own at least 10% of the total voting power of the Company, it will be entitled to designate such number of directors to serve on the Company’s board of directors as would be proportionate to the total voting power beneficially owned by MatlinPatterson and its affiliates, provided that the number of directors appointed by MatlinPatterson shall never exceed one person less than a majority of the directors then serving on the Company’s board of directors. MatlinPatterson has the right to replace any director designated by it, at any time, with or without cause, and fill any vacancy caused by the death, resignation, removal or disability, or other reason, of any director designated by it. To the extent MatlinPatterson and its affiliates decrease their holdings of voting stock of the Company, the Company has the right to request the resignation of directors designated by MatlinPatterson to maintain such appointments in proportion to MatlinPatterson’s holdings of voting stock. Each committee of the board of directors, other than the audit committee or any committee formed to consider a transaction between the Company and MatlinPatterson or its affiliates, shall contain at least one director designated by MatlinPatterson.

Corporate opportunities. As long as MatlinPatterson, its director designees and their affiliates comply with the confidentiality obligations in the stockholders agreement, the Company has renounced certain corporate and investment opportunities that may come to the attention of MatlinPatterson, its director designees and their affiliates. Such provisions do not apply to opportunities that come to the attention of such persons or entities as a result of their position with the Company or that of their affiliates with the Company.

Amendments to certain documents. The Company has agreed not to amend its certificate of incorporation or bylaws in any manner inconsistent with the stockholders agreement or to make certain amendments to the Company’s stockholder rights plan.

Standstill and transfer restrictions. MatlinPatterson has agreed to certain standstill provisions and restrictions on its and its affiliates’ ability to transfer certain of our securities.

Registration rights. MatlinPatterson is entitled to customary demand and piggyback registration rights.

Stockholders’ rights agreement

Effective December 20, 2011, we entered into an Amended and Restated Rights Agreement with Mellon Investor Services LLC. The Amended Rights Agreement amended and restated in its entirety the Company’s rights agreement, a form of which had been in effect since December 31, 2001. Our Board of Directors amended and restated the original rights agreement to update the exercise price of each preferred stock purchase right issued pursuant thereto to $20.00, extend the expiration date of such rights and the rights agreement for an additional three year period to December 31, 2014, and to make certain other clarifying and technical amendments. Each share of our common stock issued by us (prior to the expiration of the rights agreement or distribution of the rights) will have attached a right. In this prospectus, unless the context requires otherwise, all references to our common stock include the accompanying rights.

Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, each full right, unless held by a person or group that beneficially owns more than 15% of our outstanding voting stock, will initially entitle the holder to purchase one one-hundredth of one share of our Series A Junior Participating Cumulative Preferred Stock, at an initial exercise price of $20.00, subject to adjustment. The rights will become exercisable only after a person or group has acquired, or publicly announced an intention to acquire through a tender offer or exchange offer, 15% or more of our outstanding voting stock. Under some circumstances, including the existence of a 15% acquiring person or group, each holder of a right, other than the acquiring person or group or certain transferees thereof, will be entitled to purchase at the right’s then current exercise price, shares of our common stock having a market value equal to two times the exercise price. If we are acquired by another entity after a person or group acquires 15% or more of our voting stock, each holder of a right, other than the acquiring person or group or certain transferees thereof, will be entitled to purchase shares of common stock of the acquiring entity having a market value of two times the right’s then current exercise price. The rights may be redeemed at a price of $0.001 per right until the tenth business day after a person or group acquires 15% or more of our voting stock unless we have merged or been acquired or the rights have expired prior to such date. The rights will expire on December 31, 2014, unless earlier redeemed, exchanged or exercised. The rights do not have voting or dividend rights, and until they become exercisable, do not have a dilutive effect on our earnings.

MatlinPatterson and its affiliates are defined as “Exempt Persons” under the rights agreement, and therefore will not be deemed an acquiring person, provided that MatlinPatterson and its affiliates will immediately cease to be an “Exempt Person” if a majority of the members of the Company’s board of directors who were not designated by MatlinPatterson pursuant to the Stockholders Agreement, whether or not such members constitute a quorum of the board, determine, in good faith, that (A) MatlinPatterson or its affiliates are in material breach of the Stockholders Agreement, or that the Stockholders Agreement is no longer in full force and effect, and (B) that MatlinPatterson and its affiliates shall be deemed no longer to be an “Exempt Person” under the rights agreement.

The terms of the rights are fully described in the amended and restated rights agreement between Mellon Investor Services LLC, as rights agent, and us. You should refer to the rights agreement, as amended, for a more detailed description of the terms and provisions of the rights. A copy of the amended rights agreement has been filed with and is publicly available at or from the SEC as described under the heading “Where you can find more information.”

Our rights may make more difficult or discourage an acquisition of the company that is deemed undesirable by our board of directors by causing substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except for an acquisition offer conditioned upon the purchase or redemption of our rights.

Possible anti-takeover effects of Delaware law and relevant provisions of our certificate of incorporation

In addition to our rights agreement, provisions of Delaware law and our certificate of incorporation and bylaws may make more difficult the acquisition of the company by tender offer, a proxy contest or otherwise. For example:

•

Section 203 of the Delaware General Corporation Law prohibits certain publicly-held Delaware corporations from engaging in a business combination with an interested stockholder for a period of three years following the time such person became an interested stockholder unless the business combination is approved in a specified manner. Generally, an interested stockholder is a person who, together with its affiliates and associates, owns 15% or more of the corporation’s voting stock, or is affiliated with the corporation and owns or owned 15% of the corporation’s voting stock within three years before the business combination.

•

Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent without a meeting, provided however for as long as MatlinPatterson and its affiliates hold at least 40% of our voting power, any action permitted to be taken by our stockholders can be effected by written consent signed by holders of our capital stock having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares of capital stock entitled to vote thereon are present and voted. Special meetings of stockholders may be called only by a majority of the members of our board of directors or by a committee thereof which has been duly provided the power and authority to call such meetings.

•

As discussed above, our certificate of incorporation permits our board of directors to issue a new series of common stock or preferred stock with terms that may make an acquisition by a third person more difficult or less attractive.

•	Our bylaws provide time limitations on stockholders who desire to present nominations for election to our board of directors or propose matters that can be acted upon at stockholders’ meetings.

Copies of our certificate of incorporation and bylaws, each as amended, have been filed with and are publicly available at or from the SEC as described under the heading “Where you can find more information.”

DEBT SECURITIES

We may offer senior, senior subordinated or subordinated debt securities pursuant to this prospectus. Senior debt securities will be issued under a senior debt indenture, senior subordinated debt securities under a senior subordinated debt indenture and subordinated debt securities under a subordinated debt indenture. We have filed a senior debt securities indenture, a senior subordinated debt indenture, and the form of a subordinated debt indenture, as exhibits to the registration statement filed with the SEC, of which this prospectus is a part. The debt securities will be issued under the indentures filed, supplemented to reflect the terms of such debt securities. References to an “indenture” below are references to the senior debt indenture, the senior subordinated debt indenture or the subordinated debt indenture, as applicable, under which a particular debt security is issued. The senior debt indenture, senior subordinated debt indenture and subordinated debt indenture are collectively referred to in this description as the “indentures.” The indentures are governed by the Trust Indenture Act. The indentures may be amended or supplemented from time to time. We will file any supplements or amendments to the indentures as exhibits to the registration statement filed with the SEC, of which this prospectus is a part. You may inspect the indentures and all amendments and supplements thereto at the office of the trustee, or as described below under the heading “Where You Can Find More Information.” The prospectus supplement for each series of debt securities will state the name of the trustee for such series.

The following is a summary of the material provisions of the indentures. It does not restate the indentures entirely and is qualified by reference to the indentures and any supplements thereto. We urge you to read the indentures and any supplements thereto.

Terms of the Debt Securities

Our debt securities will be secured or unsecured obligations. We may issue them in one or more series. The indentures do not limit the aggregate amount of debt securities that may be issued under them. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. The prospectus supplement for each series of debt securities will describe:

•	the title of the debt securities, and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of the series of debt securities;

•	the date or dates on which principal of the debt securities will be payable;

•

the rate or rates at which the debt securities will bear any interest, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•

the place or places where principal, and any premium and interest, on the debt securities will be payable and where the debt securities which are in registered form can be presented for registration of transfer or exchange; and the identification of any depositary or depositaries for any global debt securities;

•	any provisions regarding our right to redeem or purchase the debt securities or the right of holders to require us to redeem or purchase the debt securities;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to purchase or redeem the debt securities;

•	any restrictions upon our ability to incur additional debt;

•	the denominations in which the debt securities are issuable;

•	the currency or currencies in which principal and interest will be payable, if other than United States dollars;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture;

•	whether and upon what terms the debt securities may be defeased if different from the provisions set forth in the indenture;

•

the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	the nature and terms of the security for any secured debt securities;

•	the specific terms and conditions, if any, upon which the debt securities may be subordinated to our other indebtedness;

•	if applicable, a discussion of the material federal income tax considerations, including the tax effects of “original issue discount” securities;

•	any right of holders of the debt securities to convert them into our common or preferred stock and the terms of any such conversion; and

•	any other material terms of the debt securities, which may be in addition to or different from the terms set forth in the indenture and this prospectus.

Guarantees

Each prospectus supplement related to the issue of debt securities will also describe any guarantees by our direct and indirect 100% owned subsidiaries that may guarantee such debt securities, including the terms of subordination, if any, of any such guarantee. The guarantees will be full and unconditional and joint and several.

The indentures governing our outstanding securities provide that, in the event that any guarantee of a guarantor constitutes a fraudulent transfer or conveyance, the guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the applicable guarantor, result in the obligations of such guarantor under its guarantees not constituting a fraudulent transfer or conveyance.

Any guarantor may be released as a guarantor, and its guarantee terminated upon certain sales of all or substantially all of its assets (whether by merger or otherwise), if such sale is in compliance with the terms of the indenture, the legal defeasance of the respective series of notes and its guarantees, the designation of such guarantor as an unrestricted subsidiary (as defined in the indenture), in accordance with the terms of the indenture, or as otherwise described in the prospectus supplement.

Events of Default and Remedies

An event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:

•	our default for 30 days in payment of any installment of interest on any debt security of that series;

•	our default in payment when due of the principal of or any premium on any of the debt securities of that series;

•

default by us in the observance or performance of any covenants in the indenture or the notes of that series, provided that with respect to certain of those covenants, we have 60 days to cure such default after we receive notice thereof from the trustee or the holders of at least 25% in principal amount of that series of debt securities then outstanding;

•	certain events involving our bankruptcy, insolvency or reorganization; and

•	any additional events of default set forth in the prospectus supplement applicable to that series of debt securities.

The trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or any premium or interest with respect to that series of debt securities, if the trustee determines it in the interest of the holders of the series of debt securities to do so.

If certain events involving our bankruptcy, insolvency or reorganization occur, all amounts of principal and interest due to the holders of such series of debt securities will become immediately due and payable. If any other event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of that series of debt securities then outstanding may declare the principal of all of the debt securities of that series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of that series then outstanding by written notice to the trustee and to us may waive any default or event of default with respect to that series of debt securities, other than any continuing event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to that series and its consequences, except an acceleration due to a default resulting from continuing nonpayment of principal or interest on that series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to that series have been cured or waived.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to that series, subject to limitations specified in the indenture or supplemental indenture.

Defeasance

The indenture provides that we, at our option, may:

•

terminate all our obligations under any covenant in the indenture as they relate to any particular series of debt securities, other than the obligation to pay any interest on and the principal of the debt securities of that series and certain other obligations, after which such securities shall be deemed to be not outstanding for the purpose of any direction, waiver, consent or declaration or act of the holders of such debt securities in connection with such covenants, but shall continue to be outstanding for all other purposes under the indenture; and

•

terminate all of our obligations under the indenture as they relate to any particular series of debt securities, except the rights of holders to receive from the trust fund created therefor payment in respect of principal and interest and obligations relating to such defeasance, after which we shall be deemed to have paid and discharged the entire indebtedness represented by such series of debt securities.

To exercise any such option, we are required, among other things, to:

•

deposit in trust with the trustee, under an irrevocable trust and security agreement, money or United States government obligations or a combination thereof in an amount and at such times sufficient to pay principal of and any interest on the debt securities of that series to their maturity or redemption; and

•

comply with other conditions, including delivery to the trustee of an opinion of counsel (in the case of the first option in form reasonably satisfactory to the trustee and in the case of the second option to the effect that (1) we have received from, or there has been published by the Internal Revenue Service a ruling, or (2) since the issue date of such series of debt securities there has been a change in the applicable federal income tax law), in each case to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

Without the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities to:

•	add covenants, agreements and obligations applicable to us for the benefit of the holders of any series of debt securities or to surrender any right or power conferred by the indenture upon us;

•	evidence the assumption by a successor corporation of our obligations under the indenture and any series of debt securities;

•

appoint a successor trustee with respect to any series of debt securities and to add to or change any provision of the indenture as is necessary to provide for or facilitate the administration of any trusts created pursuant to the indenture by more than one trustee;

•	establish the form or terms of any series of unissued debt securities;

•	provide that specific provisions of the indenture will not apply to a particular series of unissued debt securities;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	cure any ambiguity, omission, defect or inconsistency;

•	secure the debt securities; or

•	make any change that does not adversely affect the rights of any holder of debt securities.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a particular series with the consent of the holders of at least a majority in principal amount of the affected series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of that series then outstanding may waive any existing default under, or compliance with, any provision of the indenture relating to a particular series of debt securities, other than any continuing event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a tender offer or exchange offer for debt securities.

Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of any series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest;

•	reduce the principal of or change the fixed maturity of any debt security or alter any provision with respect to redemptions or mandatory offers to repurchase debt securities;

•	make any debt security payable at a place or in money other than that stated in the debt security;

•	modify certain provisions of the indenture relating to waivers that require the consent of holders;

•

modify the provision confirming that the rights of holders to receive payment of principal and interest with respect to any debt security, on or after the respective due dates, or to bring suit to enforce such payment on or after such respective dates;

•	adversely modify the ranking or priority of the debt securities; or

•	waive a continuing default in the payment of principal of or interest on the debt securities.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any consent otherwise required from that holder, may be subject to the requirement that the holder shall have been the holder of record of any debt securities with respect to which the consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.

Book-Entry, Delivery and Form

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in book-entry form and will be represented by one or more notes in registered global form. The global notes will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as DTC’s nominee or such other name as may be requested by DTC. DTC will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities. Purchases and sales of ownership interests in the debt securities will be accomplished by entries on the books of direct and indirect participants in the DTC system.

Under the terms of the indenture, we and the trustee may treat the persons in whose names any notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Therefore so long as DTC or its nominee is the registered owner of the global notes, DTC or such nominee will be considered the sole holder of outstanding notes under the indenture. We or the trustee may give effect to any written certification, proxy or other authorization furnished by DTC or its nominee.

A global note may not be transferred except as a whole by DTC, its successors or their respective nominees. Interests of beneficial owners in the global note may be transferred or exchanged for definitive securities in accordance with the rules and procedures of DTC. In addition, a global note may be exchangeable for notes in definitive form if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary and we do not appoint a successor within 90 days; or

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture.

In each instance, upon surrender by DTC or its nominee of the global note, notes in definitive form will be issued to each person that DTC or its nominee identifies as being the beneficial owner of the related notes.

Under the indenture, the holder of any global note may grant proxies and otherwise authorize any person, including its participants and persons who may hold interests through DTC participants, to take any action which a holder is entitled to take under the indenture.

Concerning the Trustee

In case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care and skill as a prudent person would exercise under the circumstances in the conduct of its own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, including proceeding to enforce a lien in an event of default, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York will govern the indenture and the debt securities.

PLAN OF DISTRIBUTION

The securities that may be offered by this prospectus may be sold:

•	through agents;

•	to or through underwriters;

•	to or through broker-dealers (acting as agent or principal);

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise;

•	directly to purchasers, through a specific bidding or auction process or otherwise; or

•	through a combination of any such methods of sale.

Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us, from the purchasers of the securities or from both us and the purchasers. The compensation received may be in excess of customary discounts, concessions or commissions. Any underwriters, dealers, agents or other investors participating in the distribution of the securities may be deemed to be “underwriters,” as that term is defined in the Securities Act, and compensation and profits received by them on sale of the securities may be deemed to be underwriting commissions, as that term is defined in the rules promulgated under the Securities Act.

Each time the securities are offered by this prospectus, the prospectus supplement, if required, will set forth:

•	the name of any underwriter, dealer or agent involved in the offer and sale of the securities;

•	the terms of the offering;

•	any discounts concessions or commissions and other items constituting compensation received by the underwriters, broker-dealers or agents;

•	any over-allotment option under which any underwriters may purchase additional securities from us;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	the anticipated date of delivery of the securities.

The securities may be sold at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The distribution of securities may be effected from time to time in one or more transactions, by means of one or more of the following transactions, which may include crosses or block trades:

•	exchange offers or other transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call option transactions relating to the securities;

•	under delayed delivery contracts or other contractual commitments; or

•	a combination of such methods of sale.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. This prospectus and the prospectus supplement will be used by the underwriters to resell the securities.

To comply with the securities laws of certain states, if applicable, the securities offered by this prospectus will be offered and sold in those states only through registered or licensed brokers or dealers.

Agents, underwriters and dealers may be entitled under agreements entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their respective affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Our common stock is listed on the New York Stock Exchange. Unless otherwise specified in the applicable prospectus supplement, each other class or series of securities issued will be a new issue with no established trading market. We may elect to list any other class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Certain persons participating in the offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Concurrently with any offering of debt securities that are convertible into or exercisable or exchangeable for our common stock, we may offer from time to time our common stock by means of a separate prospectus supplement. In addition, we may agree to loan common stock to affiliates of the underwriters, dealers or agents for such debt securities or common stock, which affiliates we refer to as the “share borrowers,” pursuant to a share lending agreement to be described in the applicable prospectus supplement. Such share borrowers may use the borrowed shares or the proceeds therefrom to facilitate transactions by which investors in the debt securities may hedge their investments in such debt securities. In connection with facilitating those transactions, the share borrowers and their affiliates may receive customary, negotiated fees from investors.

In connection with any offering of debt securities that are convertible into or exercisable or exchangeable for our common stock, we may enter into convertible debt security hedge transactions with affiliates of the underwriters. Such convertible debt security hedge transactions may reduce the potential dilution to us upon conversion of such debt securities. We may apply a portion of the net proceeds from the sale of the debt securities to pay the cost of such convertible debt security hedge transactions.

In connection with establishing an initial hedge of these transactions, the hedge counterparty or its affiliates may enter into various derivative transactions with respect to our common stock, concurrently with or shortly after the pricing of such debt securities. These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly after the pricing of such debt securities.

In addition, the hedge counterparty or its affiliates will likely modify its hedge position following the pricing of such debt securities from time to time by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to the maturity of such debt securities (including during any settlement period in respect of any conversion of such debt securities). The effect, if any, of any of these transactions and activities on the market price of our common stock or such debt securities will depend in part on market conditions and cannot be ascertained at this time. Any of these activities could impact the price of our common stock and the value of such debt securities and, as a result, the value of the consideration and the number of shares, if any, that an investor would receive upon conversion of such debt securities and, under certain circumstances, such investor’s ability to convert such debt securities.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. The registration statement, including exhibits thereto, contains additional relevant information about us and these securities that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement can be obtained at the address set forth below. You should read the registration statement for further information about us and these securities.

Standard Pacific Corp. files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Room of the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like Standard Pacific Corp., who file electronically with the SEC. The address of that web site is www.sec.gov. Unless specifically listed under “Incorporation of certain documents by reference” below, the information contained on the SEC website is not incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

In addition, Standard Pacific Corp.’s common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

EXPERTS

The consolidated financial statements of Standard Pacific Corp. appearing in Standard Pacific Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of Standard Pacific Corp.’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports and Standard Pacific Corp.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP of Irvine, California will issue an opinion with respect to the validity of the securities to be offered and sold by this prospectus. If counsel for any underwriters passes on legal matters in connection with an offering of the securities described in this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

•	our Current Reports on Form 8-K filed March 2, 2012, March 14, 2012, May 10, 2012 and May 11, 2012;

•	our definitive Proxy Statement, in connection with our 2012 Annual Meeting of Stockholders filed March 28, 2012;

•

the description of our common stock contained in our Registration Statement on Form 8-B (File No. 1-10959), filed December 17, 1991, and any amendments or reports filed for the purpose of updating that description; and

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the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A (File No. 1-10959), filed December 28, 2001, and any amendments or reports filed for the purpose of updating that description.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the sale of all securities registered hereunder or termination of the registration statement of which this prospectus is a part. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

John P. Babel, Secretary

Standard Pacific Corp.

15360 Barranca Parkway

Irvine, California 92618

Telephone: (949) 789-1600

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

Standard Pacific Corp.

Debt Securities

Guarantees of Debt Securities

Common Stock

PROSPECTUS

July 31, 2012

Standard Pacific Corp.